Exhibit 10.45

LOAN AGREEMENT

Dated as of March 11, 2004

by and among

PDS GAMING CORPORATION
PDS GAMING CORPORATION – NEVADA
PDS GAMING CORPORATION – COLORADO
and
PDS GAMING CORPORATION – MISSISSIPPI,
as Borrowers

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,
as Lenders

COCHRAN ROAD, LLC,
as Agent

i

Section 13.17	Advice of Counsel.
Section 13.18	No Strict Construction.
Section 13.19	Attorney-In-Fact.

Schedules
Schedule 1	Lenders Information
Schedule 2	Projected Route Net Cash Flow
Schedule 4.2	Executive Offices; Collateral Locations; FEIN
Schedule 4.5	Certain Indebtedness
Schedule 4.9	Outstanding Indebtedness

Exhibits
Exhibit A	Draft of 2004 Last-Out
Exhibit 2.1(a)	Form of Promissory Note
Exhibit 6.2	Exemplary Monthly Holdings Report
Exhibit 8.4(b)	Form of Non-Ordinary Course Withdrawal Certificate
Exhibit 8.4(c)	Form of Ordinary Course Withdrawal Certificate

v

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), dated as of March 11, 2004, is made by and among PDS GAMING CORPORATION, a Minnesota corporation (“PDS”), PDS GAMING CORPORATION – NEVADA, a Nevada corporation (“PDS-NV”), PDS GAMING CORPORATION – COLORADO, a Colorado corporation (“PDS-CO”), PDS GAMING CORPORATION – MISSISSIPPI, a Mississippi corporation (“PDS-MS”, and together with PDS, PDS-NV and PDS-CO, “Borrowers”, and each a “Borrower”), the financial institutions from time to time party hereto as lenders (“Lenders”, each a “Lender”) and COCHRAN ROAD, LLC, a Delaware limited liability company, as agent for Lenders (in such capacity and together with its successors in such capacity, “Agent”).

RECITALS

WHEREAS, Borrowers have requested that Lenders extend a term loan to Borrowers in the principal amount of Six Million One Hundred Twenty-Two Thousand Four Hundred Forty-Nine United States Dollars (U.S.$6,122,449) in the aggregate for the purposes of refinancing certain of PDS’s existing Indebtedness and making certain investments in the gaming industry, as well as for general corporate purposes, and Lenders are willing to make such a loan, on a full recourse basis, upon the terms and conditions set forth herein;

WHEREAS, in order to secure the full and prompt performance by Borrowers of their obligations hereunder (including, without limitation, the obligations to repay the Loan), Borrowers have agreed to grant to Agent, for the benefit of the Lender Group, a security interest in and Lien upon all of Borrowers’ right, title and interest in and to certain cash and rights to payment of Borrowers, subject to no other Liens other than Permitted Encumbrances, all as set forth in the Security Agreement, dated as of even date herewith, between Borrowers and Agent, for the benefit of the Lender Group;

WHEREAS, PDS contemplates consummating a going private transaction (the “Going Private Transaction”) and Borrowers have requested that Lenders extend an additional term loan to an Affiliate of Borrowers, PDS Holding Co., LLC (“PDSH”), in the principal amount of Five Million Five Hundred Thousand United States Dollars (U.S.$5,500,000) (the “PDSH Loan”) in the aggregate for the purpose of facilitating the Going Private Transaction and funding expenses in connection therewith; and

WHEREAS, in consideration for Lenders’ willingness to make the PDSH Loan, each Borrower has agreed to provide a full recourse guaranty of such loan, which guaranty shall be secured on a pari passu basis with Collateral under and as described in the Security Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

PDSG Loan Agreement

ARTICLE I

DEFINITIONS

Capitalized terms used herein shall have the following respective meanings and all section references in the following definitions shall refer to Sections of this Agreement:

“2003 Last-Out” means that certain Amended & Restated Loan Pooling and Last-Out Participation Agreement, dated as of September 24, 2003, among Last-Out Participant, Canpartners Investments IV, LLC as a mezzanine lender (“Canpartners”), The Ravich Revocable Trust of 1989, as a mezzanine lender (“Ravich”), Libra Securities, LLC as a mezzanine lender (“Libra”), Highbridge/Zwirn Special Opportunities Fund, L.P., as a mezzanine lender (“Highbridge”, and together with Canpartners, Libra and Ravich, the “2003 Lenders”) and Wishnow, Ross, Warsavsky & Company as administrative agent for the 2003 Lenders (“Wishnow”), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2004 Last-Out” means that certain Loan Pooling and Last-Out Participation Agreement to be entered into among Last-Out Participant, PDS Funding 2004-A, LLC (“2004 Lender”), and Wishnow as administrative agent for 2004 Lender, a draft of which is attached hereto as Exhibit A with such changes as are approved by Agent, such approval not to be unreasonably withheld.

“Activation Notice” has the meaning set forth in Section 8.2.

“Administrative Questionnaire” means an administrative questionnaire in a form reasonably requested by Agent.

“Affected Lender” has the meaning provided in Section 2.11(c).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrowers.  For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” as it relates to any Borrower shall specifically exclude Agent or any Lender.

“Agent” has the meaning set forth in the introductory paragraph hereto.

“Agent’s Account” means the account number listed below, or such other account as Agent shall specify from time to time:

Citibank, NY

ABA #: 021000089

Bear Stearns Securities Corp

a/c 09253186

fbo: Cochran Road, LLC

a/c 102-29382

“Agreement” means this Loan Agreement dated as of March 11, 2004 by and among Borrowers, Lenders and Agent, as amended, restated, supplemented or otherwise modified from time to time, together with all exhibits, schedules and other attachments thereto, each as amended from time to time.

“Assignee” has the meaning set forth in Section 11.1(b).

“Assignment Agreement” means an assignment and acceptance agreement in form and substance satisfactory to Agent.

“Bankruptcy Code” means the provisions of Title 11 of the United States Bankruptcy Code (11 U.S.C. §§101 et seq.), as amended, and any successor statute.

“Blocked Account” means that certain segregated deposit account number 35013141 in the name of Borrowers, held at the Blocked Account Bank and subject to the Control Agreement.

“Blocked Account Bank” means Silver State Bank.

“Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Business” means Borrowers’ business of entering into and investing in gaming or related furniture, fixtures or equipment financing transactions.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Cash Management System” means, collectively, the system for establishing and maintaining the Blocked Account and Agent’s control thereof, and regulating deposits into the Blocked Account and disbursements therefrom, all as more fully described in ARTICLE VIII.

“Certificate of Exemption” has the meaning set forth in Section 2.10(c).

“Change of Control” means either (a) at any time, Finley ceases to act as the chief executive officer of each Borrower, or (b) at any time following the consummation of the Going Private Transaction, Finley and/or Finley Family Trust ceases to own, directly or indirectly, less than fifty-one (51%) of the Stock of PDSH.

“Charges” means all federal, state, county, city, municipal, local, foreign or other taxes of a Governmental Authority, levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Borrower, (d) any Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of any Borrower’s business.

“Closing Date” means March 11, 2004.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property granted as security pursuant to the Security Agreement and the other Collateral Documents, including the Excess Cash, the SPV Equity, the Investment Transaction Equity, the Blocked Account and all related or associated rights and all proceeds thereof, and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, for the benefit of Lender Group, to secure the Obligations.

“Collateral Documents” means the Security Agreement and all other agreements, documents or other instruments entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations, and all other documents related thereto.

“Contract Collateral” means the gaming or related furniture, fixtures or equipment or inventory of any Borrower subject to any gaming or related furniture, fixtures or equipment financing transaction from time to time set forth in Borrowers’ Monthly Holdings Report, whether such equipment or inventory is in the possession of a Borrower or an obligor under a Contract Document.

“Contract Documents” means the leases, installment sales agreements, purchase agreements, bills of sale, certificates of acceptance and delivery, secretary’s certificates, financing statements, insurance certifications, invoices and sales orders, repossession or remarketing agreements, and any other contract, understanding, agreement, document or instrument underlying any gaming or related furniture, fixtures or equipment financing transaction from time to time set forth in Borrowers’ Monthly Holdings Report.

“Control Agreement” means that certain Blocked Account Agreement, dated as of the Closing Date, among Borrowers, the Blocked Account Bank and Agent.

“Copyright License” means any and all rights now owned or hereafter acquired by any Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright” or “Copyrights” means all of the following (now owned or hereafter adopted or acquired by any Borrower):  (a) all copyrights and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Default” means any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.4(d).

“Defaulting Lender” has the meaning set forth in Section 11.9(c).

“Dollars” or “$” means lawful currency of the United States of America.

“Eligible Bank” means a bank that (a) either (i) satisfies the Rating Criteria or (ii) is another bank satisfactory to Agent, and (b) insures the deposits with such bank through the Federal Deposit Insurance Corporation.

“Event of Default” has the meaning set forth in Section 10.1.

“Excess Cash” means, from time to time, all of Borrowers’ cash and cash equivalents which Borrowers are not contractually obligated to pay to, or to hold on behalf of, a non-Affiliate Person in connection with and SPV Transaction or an Investment Transaction, including the Net Loan Proceeds.

“Excess Route Equity” has the meaning give to such term in Section 2.2(b).

“Excess SPV Equity” has the meaning set forth in Section 2.2(b).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of the Closing Date, among PDS and Cochran Road, LLC, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Borrowers, delivered in accordance with Section 4.4, Section 5.10(a) or Section 5.10(b).

“Financing Documents” means the financing or loan agreements, promissory notes, security agreements and related collateral documents, notice, consent and acknowledgement of assignment letters, the loan pooling documentation, the account control agreements and all other agreements, instruments, documents and certificates delivered in connection with any of the foregoing, from time to time underlying any financing provided to Borrowers in connection with the gaming or related furniture, fixtures or equipment financing transactions from time to time set forth in Borrowers’ Monthly Holdings Report.

“Finley” means Johan P. Finley.

“Fiscal Quarter” means any of the quarterly accounting periods of any Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of any Borrower ending on December 31 of each year.

“Foreign Lender” has the meaning set forth in Section 2.10(c).

“Future Loan Pool Arrangement” has the meaning given to such term in the definition of “SPV Equity”.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied as such term is further defined in Section 5.10 to this Agreement.

“Gaming Authority” shall mean any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any applicable tribal government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, in each case, with authority to regulate any gaming operation or activities.

“Going Private Transaction” has the meaning set forth in the recitals hereto.

“Governmental Authority” means any nation or government, any state, municipality, province or other political subdivision thereof, any applicable tribal government and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether now or hereafter in existence, or any officer or official thereof, including Gaming Authorities.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed

Indebtedness, or if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months, unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning set forth in Section 2.8.

“Indemnified Person” has the meaning set forth in Section 2.8.

“Index Rate” shall mean the prime rate of interest charged by Wells Fargo Bank, N.A., from time to time.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper (as such term is defined in the Code).

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Interest Rate” has the meaning provided in Section 2.4.

“Interest Payment Date” means the last Business Day of each calendar quarter beginning with the calendar quarter ending June 30, 2004; provided, however, that in addition to the foregoing, each of (x) the date upon which the Loan and the other Obligations have been paid in full and (y) the applicable Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under this Agreement.

“Investment” means, with respect to any Person, any stock, evidence of Indebtedness, partnership or limited liability company interest or other securities of any other Person, any loan, advance, contribution of capital, extension of credit or commitment therefor, including without limitation the guaranty of Indebtedness of others or make whole commitment or similar obligation, and any purchase of or agreement to purchase (a) any securities of another Person or (b) any business or undertaking of any other Person or any commitment or option to make any such purchase, provided, that Investments shall not include current trade and customer accounts receivable (excluding advances) for goods or services provided or rendered in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business by such Person.

“Investment Banking Fee” has the meaning provided in Section 13.3(a).

“Investment Transaction” means gaming or related furniture, fixtures or equipment financing transactions, other than SPV Transactions.

“Investment Transaction Equity” means, with respect to any Borrower, such Borrower’s right to receive payments in respect of such Borrower’s equity investment, residual value or similar interest in any Investment Transaction (excluding such Borrower’s rights in respect of the (i) gaming or related furniture, fixtures or equipment underlying such Investment Transaction or (ii) obligor payments under the Contract Documents underlying such Investment Transaction, in each case, to the extent that such rights do not constitute such Borrower’s right to receive its equity investment, residual value or similar interest) into which such Borrower used Excess Cash to make its investment and, as and when made to such Borrower, all such payments.

“Involuntary Borrower Bankruptcy” has the meaning provided in Section 7.9(b).

“IRC” means the Internal Revenue Code of 1986, as amended, any successor legislation thereto and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service, or any successor thereto.

“Last-Out Documents” means, collectively, the 2003 Last-Out, the 2004 Last-Out and all loan pooling documents executed in connection with a Future Loan Pool Arrangement.

“Last-Out Participant” means PDS in its capacity as Participant under (and as defined in) the 2003 Last-Out and the 2004 Last-Out.

“Last-Out Payments” means any and all payments from time to time due to PDS in its capacity as the Last-Out Participant under Sections 4(e) (described as Last-Out Participant’s contribution as set forth in the “Note Schedules” attached thereto), 4(f) (described as “Expenses” thereunder), and 4(g) (described as “Back End Participation” thereunder) of the 2003 Last-Out, and Sections 4(d) (described as Last-Out Participant’s contribution as set forth in the “Note Schedules” attached thereto), 4(e) (described as “Expenses” thereunder), and 4(f) (described as “Back End Participation” thereunder) of the 2004 Last-Out.

“Lender” and “Lenders” means initially, Cochran Road, LLC, and, if such Lender shall decide to assign all or any portion of its obligations hereunder, such term shall include any Assignee of such Lender.

“Lender Group” shall mean, collectively, Agent, Lenders, and their respective successors and assigns.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Borrower.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning set forth in Section 4.12.

“Loan” has the meaning set forth in Section 2.1(a).

“Loan Account” has the meaning set forth in Section 2.7.

“Loan Documents” means this Agreement, the Note, the Collateral Documents, the Fee Letter, the Notices of Direction, the Control Agreement, the Last-Out Documents, the Post-Closing Letter and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any employee of any Borrower, and delivered to Agent or any Lender in connection with this Agreement or the transactions contemplated thereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such other Loan Document as the same may be in effect at any and all times such reference becomes operative.

“LTV” means, with respect to any Recourse Indebtedness, the ratio (expressed as a percentage) equal to (a) the principal amount of such Recourse Indebtedness divided by (b) the fair market value of the gaming or related furniture, fixtures or equipment securing such Recourse Indebtedness.

“Margin Stock” has the meaning set forth in Section 4.11.

“Match-Funded Indebtedness” means Indebtedness of any Borrower whereby (a) such Borrower uses the proceeds of such Indebtedness to purchase gaming or related furniture, fixtures or equipment and such Borrower, in turn, sells or leases such gaming or related furniture, fixtures or equipment pursuant to a contract, agreement or understanding, (b) the projected purchase price, income, rents, issues or profits (including in connection with any re-lease or re-sale of such gaming or related furniture, fixtures or equipment) due to such Borrower under such contract, agreement or understanding is sufficient to satisfy or amortize such Indebtedness in full, and (c) the schedule of payments of the purchase price, income, rents, issues or profits due to such Borrower under such contract, agreement or understanding is substantially similar to the amortization schedule of such Indebtedness.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Borrower, (b) any Borrower’s ability to pay the Loan or any of the other Obligations in accordance with the terms of this Agreement or the other Loan Documents, (c) Agent’s Liens, for the benefit of Lender Group, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Material Contracts” means, collectively, the Loan Documents, the Contract Documents, the Last-Out Documents and the Financing Documents.

“Maturity Date” means the earliest of (a) March 11, 2009, (b) the date of termination of Lenders’ obligations to permit the Loan to remain outstanding pursuant to Section 10.2(b) and (c) the date of indefeasible payment in full in cash by Borrowers of the Loan and all other Obligations.

“Maximum Lawful Rate” has the meaning set forth in Section 2.4(e).

“Minimum Excess Cash Balance” means at least $750,000 in immediately available (a) Excess Cash on deposit in the Blocked Account or (b) cash equivalents which constitute Permitted Investments of Excess Cash, in each case, for which none of the Borrowers are contractually or legally obligated to distribute such Excess Cash or cash equivalents to other Persons.

“Monthly Holdings Report” means the monthly portfolio holdings report and treasury report, including, without limitation, each and every gaming or related furniture, fixtures or equipment financing transaction of Borrowers as of the date of such reports, in form and substance satisfactory to Agent, delivered by Borrowers to Agent pursuant to Section 5.10(d).

“MW Post” has the meaning set forth in Section 5.11.

“Net Loan Proceeds” means the aggregate principal amount of the Loan less (a) the OID Amount less (b) the Investment Banking Fee less (c) the fees and expenses required to be paid by Borrowers pursuant to Section 3.1(i) less (d) the Senior Subordinated Note Payoff Amount.

“Net Worth Covenants” has the meaning set forth in Section 4.5.

“Non-Consenting Lender” has the meaning set forth in Section 13.2(c).

“Note” has the meaning set forth in Section 2.1(a).

“Notices of Direction” means (a) in respect of the 2003 Last-Out, that certain Irrevocable Notice of Direction, dated as of the Closing Date, by PDS, acknowledged and agreed to by Wishnow and consented to by Canyon Capital Advisors LLC in its capacity as the “Collateral Agent” set forth on the “Note Schedules” to the 2003 Last-Out and (b) in respect of the 2004 Last-Out, any Future Loan Pool Arrangement and any Investment Transaction, a Notice of Direction in form and substance reasonably satisfactory to Agent.

“Notice of Default” has the meaning set forth in Section 11.11.

“Obligations” means the Loan, all debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Borrower to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by the Note or any agreement or other instrument, arising under this Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding by or against any Borrower in bankruptcy whether or not allowed in such case or proceeding), fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Borrower under this Agreement or any of the other Loan Documents.

“OID Amount” means One Hundred Twenty-Two Thousand Four Hundred Forty-Nine Dollars ($122,449), which amount constitutes a portion of the Loan.

“Other Lender” has the meaning set forth in Section 11.9(c).

“Participant” has the meaning set forth in Section 11.1(f).

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Borrower now holds or hereafter acquires any interest (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PDSH” has the meaning set forth in the recitals hereto.

“PDSH Loan” has the meaning set forth in the recitals hereto.

“PDSH Merger” means the merger transaction between PDS and PDSH, the result of which merger transaction is that PDS will be the surviving Person.  The PDSH Merger shall be effected on terms reasonably satisfactory to Agent.

“Permitted Encumbrances” means (a) the presently existing or hereafter created Liens in favor of Agent, for the benefit of Lender Group, (b) the Liens granted by PDS under the 2003 Last-Out for the benefit of the 2003 Lenders and (c) the Liens to be granted by PDS under the 2004 Last-Out for the benefit of the 2004 Lender.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having one of the two highest ratings obtainable from either S&P or Moody’s Investors Service, Inc., (iii) certificates of deposit, maturing no more than one (1) year from the date of creation thereof, issued by an Eligible Bank, (iv) time deposits, maturing no more than thirty (30) days from the date of creation thereof with an Eligible Bank, and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Post-Closing Letter” means that certain letter agreement, dated as of the Closing Date, among Borrowers and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pro Rata Share” means with respect to all matters relating to any Lender, prior to the Maturity Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loan held by such Lender, by (ii) the outstanding principal balance of the Loan held by all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 11.1.  The Pro Rata Shares of Lenders as of the Closing Date are set forth on Schedule 1 attached hereto.

“Projections” means Borrowers’ financial projections dated December 4, 2003 with respect to Borrowers’ future performance and other matters contained therein that are provided to Agent or Lenders prior to or after the Closing Date, together with appropriate supporting details and a statement of underlying assumptions.

“Proposed Change” has the meaning set forth in Section 13.2(c).

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other Person which is an

“accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes, provided, however, that any Qualified Assignee shall be permitted to be a lender to Borrowers under all applicable gaming laws or regulations.

“Rating Agency” means any of S&P, Moody’s Investors Service, Inc., Duff & Phelps Credit Rating Co., Fitch IBCA, Inc., or any other nationally-recognized statistical rating organization designated by Agent and/or Lenders in its/their sole discretion.

“Rating Criteria” with respect to any Person, means that (i) the short-term unsecured debt obligations of such Person are rated at least “AA” by S&P and, if rated by another Rating Agency, are rated in an equivalent category by such other Rating Agency, if deposits are held by such Person for a period of less than one year, or (ii) the long-term unsecured debt obligations of such Person are rated at least “AA-” by S&P and, if rated by another Rating Agency, are rated in an equivalent category by such other Rating Agency, if deposits are held by such Person for a period of one year or more.

“Recourse Indebtedness” means, without double counting, Indebtedness and Guaranteed Indebtedness, the terms and conditions of which Indebtedness or Guaranteed Indebtedness, as the case may be, permit the lender of such Indebtedness or Guaranteed Indebtedness, as the case may be, to seek recourse directly to any Borrower upon default by a Borrower under or with respect to such Indebtedness or Guaranteed Indebtedness.

“Register” has the meaning set forth in Section 11.1(c).

“Related Person” has the meaning set forth in Section 8.7.

“Replacement Lender” has the meaning provided in Section 2.11(c).

“Requisite Lenders” means Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Loan.

“Restricted Payment” means, with respect to any Borrower, any of the following: (a) the declaration or payment of any dividend or distribution or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock (including, without limitation, a return of capital) other than (i) dividends by PDS-NV, PDS-CO or PDS-MS to PDS and (ii) in connection with the Going Private Transaction in such amounts and to such Persons as shall be approved by Agent; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Borrower’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Borrower now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, such Borrower’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any payment, loan, loan repayment, contribution, or other transfer of funds or other property to any direct or indirect holder of the Stock of such Borrower other than (i) payment of compensation in the ordinary course of business consistent with past practice to holders of the Stock who are directors, officers or employees of such Person and (ii) the fee payable to Finley, chief executive officer of Borrowers, in exchange for Finley’s personal guaranty of Indebtedness owing by Borrowers to First State Bank of Thermopolis in the aggregate principal amount of $7,700,000; (f) any payment of management or consulting fees (or other fees of a similar nature) to any Affiliate or to any holder of the Stock of such Borrower or its Affiliates, except, in the case of (g) only, management fees (or other fees of a similar nature) under that certain Management Agreement, in form and substance reasonably satisfactory to Agent, to be entered into between PDS and PDSH (the “PDSH Management Agreement”).

“Route Equity” means, with respect to any calendar month, the amount by which the actual net cash flow received by Borrowers from the Contract Documents subject to the Route Note exceeds the projected “Net Cash Flow” for such calendar month, as such projected Net Cash Flows are set forth on Schedule 2.

“Route Note” means that certain Second Amended and Restated Promissory Note, dated as of August 6, 2003 and amended and restated as of January 15, 2004, by Borrowers in favor of Canyon Capital Advisors LLC, as agent for the lenders named therein, in the principal amount of $12,204,319, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, by and between Borrowers and Agent, for the benefit of Lender Group, relating to the Collateral, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Subordinated Note Payoff Amount” means $5,634,252.50, which represents the amount required to pay in full those certain existing 10% Senior Subordinated Notes of PDS due July 1, 2004 and 12% Senior Subordinated Notes of PDS due July 1, 2007.

“Settlement Date” has the meaning set forth in Section 11.9(a).

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“SPV Equity” means (a) any and all Last-Out Payments under the 2003 Last-Out or 2004 Last-Out as and when distributed pursuant to the terms of the 2003 Last-Out or 2004 Last-Out, as the case may be, and (b) any and all payments due to any Borrower (other than fees due to such Borrower in exchange for such Borrower’s performance of the servicing obligations with respect to the gaming or related furniture, fixtures or equipment included in such arrangement) under any future loan pooling (or similar) arrangement relating to any SPV Transaction (each such arrangement is referred to herein as a “Future Loan Pool Arrangement”), as and when distributed pursuant to the terms of such Future Loan Pool Arrangement.

“SPV Transactions” means all gaming or related furniture, fixtures or equipment financing transactions that are from time to time subject to the Last-Out Documents.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or any Lender by the jurisdictions under the laws of which Agent or such Lender is organized or conducts business or any political subdivision thereof.

“Termination Date” means the date on which (a) the Loan has been indefeasibly repaid in full in cash and (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing, adopted or acquired by any Borrower:  (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, (b) all reissues, extensions or renewals thereof, and (c) all goodwill associated with or symbolized by any of the foregoing.

All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings given to such terms under the Code to the extent the same are used or defined therein.  All accounting terms not otherwise defined herein, unless the context indicates otherwise, shall have the meanings given to such terms under GAAP to the extent the same are used or defined therein. Unless otherwise specified, references in this Agreement to a section, subsection or clause refer to such section, subsection or clause as contained in this Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Appendices, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Appendices.

Whenever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Borrower, such words are intended to signify that such Borrower has actual knowledge or awareness of a particular fact or circumstance or that such Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ARTICLE II
AMOUNT AND TERMS OF LOAN

Section 2.1                                   Loan.

(a)           Subject to the terms and conditions hereof, each Lender agrees to make a term loan to Borrowers, on the Closing Date, in the aggregate principal amount of Six Million

One Hundred Twenty-Two Thousand Four Hundred Forty-Nine United States Dollars (U.S.$6,122,449), which aggregate principal amount shall include its Pro Rata Share of OID Amount (the “Loan”), in the amount set forth for each such Lender on Schedule 1.  The obligations of each Lender hereunder shall be separate and not joint and several.  The Loan shall be evidenced by a promissory note substantially in the form of Exhibit 2.1(a) (the “Note”) and Borrowers shall execute and deliver the Note to Agent, for the benefit of the Lender Group.  The Note shall represent the obligation of Borrowers to pay to Agent, for the benefit of the Lender Group, the full principal amount of the Loan (including the OID Amount), together with interest thereon as prescribed in Section 2.4.  The amount of the Loan funded by each Lender to Borrowers on the Closing Date shall be reduced by such Lender’s Pro Rata Share of the OID Amount.

(b)           The Loan proceeds representing the Senior Subordinated Note Payoff Amount and the items described in clauses (b) and (c) of the definition of “Net Loan Proceeds” shall be deposited by Lenders as directed by Borrowers and the Net Loan Proceeds shall be deposited by Lenders as described in Section 8.1 hereof.  The Loan proceeds shall be used only as permitted under Section 2.3 hereto.

(c)           The aggregate outstanding principal balance of the Loan shall be due and payable in full, together with interest thereon as described in Section 2.4, in immediately available funds, on the Maturity Date, if not sooner paid in full.  No payment or prepayment with respect to the Loan may be reborrowed.

(d)           Each payment or prepayment of principal with respect to the Loan shall be paid to Agent for the ratable benefit of each Lender, ratably in proportion to each such Lender’s respective Pro Rata Share.

Section 2.2                                   Prepayment; Lender Prepayment Option.

(a)           Voluntary Prepayments.  Borrowers may prepay the Loan in whole or in part at any time at the prepayment price established as follows:  (i) for prepayments occurring during the period from the Closing Date through and including March 11, 2005, 105% (expressed as a percentage of the then outstanding principal amount of the Loan and accrued interest thereon), (ii) for prepayments occurring during the period from March 12, 2005 through and including March 11, 2006, 104% (expressed as a percentage of the then outstanding principal amount of the Loan and accrued interest thereon), (iii) for prepayments occurring during the period from March 12, 2006 through and including March 11, 2007, 103% (expressed as a percentage of the then outstanding principal amount of the Loan and accrued interest thereon), (iv) for prepayments occurring during the period from March 12, 2007 through and including March 11, 2008, 102% (expressed as a percentage of the then outstanding principal amount of the Loan and accrued interest thereon), and (v) for prepayments occurring during the period from March 12, 2008 through but excluding March 11, 2009, 101% (expressed as a percentage of the then outstanding principal amount of the Loan and accrued interest thereon).

(b)           Mandatory Prepayments.

(i)            Immediately upon receipt by any Borrower of any SPV Equity as to which none of Borrowers are contractually obligated to distribute such SPV Equity to, or hold on behalf of, other non-Affiliate Persons (“Excess SPV Equity”), Borrowers shall prepay the Loan in an amount equal to thirty-three and one-third percent (33 1/3%) of such Excess SPV Equity.  The determination of which portion, if any, of the SPV Equity Borrowers are contractually obligated to distribute to other Persons shall not limit Borrowers’ obligation to deposit into the Blocked Account all SPV Equity immediately upon any Borrower’s receipt thereof pursuant to Section 8.3(b).

(ii)           On the fifth day of each calendar month, Borrowers shall prepay the Loan in an amount equal to thirty-three and one-third percent (33 1/3%) of the portion of Route Equity, if any, as to which none of Borrowers are contractually obligated to distribute to, or hold on behalf of, other non-Affiliate Persons (“Excess Route Equity”).

For the avoidance of doubt, any mandatory prepayment pursuant to this Section 2.2(b) shall not be treated as a voluntary prepayment pursuant to Section 2.2(a) for purposes of determining the prepayment price.

(c)           Application of Prepayments.  Prepayments made by Borrowers pursuant to Section 2.2(a) or Section 2.2(b) shall be applied as follows:  first, to fees and reimbursable expenses of Agent then due and payable pursuant to this Agreement or any of the Loan Documents; second, to any fees and reimbursable expenses of any Lender then due and payable pursuant to this Loan Agreement or any of the Loan Documents; third, to interest then due and payable on the Loan; fourth, to prepay the Loan, until paid in full; and last, to the repayment of any other Obligations.

(d)           No Implied Consent.  Nothing in this Section 2.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents.

Section 2.3                                   Use of Proceeds.

Borrowers shall utilize the proceeds of the Loan solely (a) to pay in full the Senior Subordinated Note Payoff Amount, (b) to make investments in SPV Transactions, and (c) for general corporate purposes, provided that in the case of the purposes described in time (b) and (c), such proceeds are applied in accordance with the procedures set forth in Section 8.4 hereto and in accordance with the covenants set forth in Section 8.3(b) and Section 7.2.

Section 2.4                                   Interest Rate.

(a)           Borrowers shall pay interest on the Loan to Agent for the ratable benefit of Lenders, in arrears for the prior calendar quarter on each applicable Interest Payment Date, at a rate of twelve percent (12%) per annum (the “Interest Rate”); provided that for the first Interest Payment Date following the Closing Date, Borrowers shall pay interest on the Loan in arrears for the period extending from and including the Closing Date through and including such Interest Payment Date.

(b)           If any payment on the Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of interest shall be made on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable.

(d)           So long as a Default or Event of Default has occurred and is continuing, the Interest Rate shall be increased by five percentage points (5%) per annum above the rate of interest otherwise applicable hereunder (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate.  Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

(e)           Notwithstanding anything to the contrary set forth in this Section 2.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  Thereafter, interest hereunder shall be paid at the rate of interest and in the manner otherwise provided in this Section 2.4, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 2.4(e), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.6 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

Section 2.5                                   Receipt of Payments.

Borrowers shall make each payment or prepayment under this Agreement not later than 1:00 p.m. (New York time) on the day when due, in immediately available funds, in Dollars to the Agent’s Account.  For purposes of computing interest and fees, all payments shall be deemed received on the first Business Day following the Business Day on which immediately available funds therefor are received in the Agent’s Account prior to 1:00 p.m. (New York time).

Payments received after 1:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

Section 2.6                                   Application and Allocation of Payments

So long as no Default or Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments, and (ii) prepayments shall be applied in accordance with Section 2.2(c).  All payments and prepayments applied to the Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.  In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order:  first, to Agent’s expenses reimbursable hereunder; second, to interest on the Loan; third, to principal payments on the Loan; and fourth, to all other Obligations, including expenses of Lenders.

Section 2.7                                   Loan Accounts and Accounting.

Agent shall maintain a Loan Account (a “Loan Account”) on its books to record all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loan or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers’ duty to pay the Obligations.

Section 2.8                                   Indemnity.

Each Borrower shall jointly and severally indemnify and hold harmless Agent, each Lender and each of their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of the Loan having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of the Loan, and in connection with, relating to or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all legal costs and expenses arising out of, relating to or incurred in connection with disputes between or among any parties (other than disputes between or among Lenders or Agent) to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, however, that no such Borrower shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING

CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THE LOAN HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 2.9                                   Access.

Each Borrower shall, during normal business hours, from time to time upon one (1) Business Day’s prior notice as frequently as Agent determines to be appropriate (i) provide Agent, any Affiliate of Agent and any of their respective officers, employees and agents access to its properties, facilities, advisors and employees (including officers and any other persons who constitute management) of such Borrower and to the Collateral, (ii) permit Agent, any Affiliate of Agent and any of their respective officers, employees and agents, to inspect, audit and make extracts from such Borrower’s books and records with respect to the Collateral, and (iii) permit Agent, any Affiliate of Agent and any of their respective officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Collateral.  If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral, as determined by Agent, each Borrower shall provide such access to Agent and each Lender at all times and without advance notice.  Each Borrower shall make available to Agent and its counsel and advisors, as quickly as is possible under the circumstances, originals or copies of all books and records relating to the Business which Agent may request.  Each Borrower shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Borrower.  Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled audits.  Representatives of the Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrowers.

Section 2.10                            Taxes.

(a)           Any and all payments by Borrowers hereunder or under the Note shall be made, in accordance with this Section 2.10, free and clear of and without deduction for any and all present or future Taxes.  If Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note, (i) the sum payable shall be increased as much as shall be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrowers shall make such deductions, and (iii) Borrowers shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Borrowers shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.  Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section.

(b)           Each Borrower that is a party hereto shall, jointly and severally, indemnify (for the avoidance of doubt, which indemnification shall survive indefinitely) and, within ten (10) days of demand therefor, pay Agent, for the benefit of the Lender Group, for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) arising in connection with the transactions contemplated by the Loan Documents and paid by Agent or a Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c)           Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Note are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrowers and Agent a properly completed and executed IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”).  Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrowers and Agent prior to becoming a Lender hereunder.  No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

Section 2.11                            Capital Adequacy; Increased Costs; Illegality.

(a)           If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority materially increases or would have the effect of materially increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Affected Lender to Borrowers and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)           If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof), including gaming laws or regulations, or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to Borrowers and to Agent by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the Affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.11(b).

(c)           Within fifteen (15) days after receipt by Borrowers of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Section 2.11(a) or Section 2.11(b) Borrowers may, at their option, notify Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default has occurred and is continuing, Borrowers, with the consent of Agent, may obtain, at Borrower’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent.  If Borrowers obtain a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Pro Rata Share to such Replacement Lender for an amount equal to the principal balance of the Pro Rata Share of such Affected Lender and all accrued interest and fees with respect thereto through the date of such sale, provided that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

Section 2.12                            Single Loan.

The Loan and all of the other Obligations of Borrowers arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrowers secured, until the Termination Date, by all of the Collateral.

Section 2.13                            Pro Rata Treatment.

Except to the extent otherwise provided herein, the Loan shall be made by Lenders in accordance with their respective Pro Rata Shares, and (a) each payment or prepayment by Borrowers of principal of the Loan, (b) each payment by Borrowers of interest on the Loan, and (c) each payment by Borrowers of any fees payable to Lenders (and not to Agent or a Lender alone) shall be made to Agent for the accounts of Lenders, pro rata in accordance with their respective Pro Rata Shares of the Loan.

ARTICLE III
CONDITIONS PRECEDENT TO THE LOAN

The Loan will be funded in full on the Closing Date; provided, however, that none of Lenders shall be obligated to fund their respective Pro Rata Shares of the Loan on the Closing Date or to take, fulfill, or perform any other action hereunder or under any other Loan Document, unless and until the following conditions have been satisfied or provided for as of the Closing Date, in Agent’s sole discretion, or waived in writing by Agent:

Section 3.1                                   Loan Agreement; Loan Documents.

This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, Agent and Lenders and all Loan Documents shall remain in full force and effect, and Agent and Lenders shall have received such documents, instruments, agreements and legal opinions as Agent or Lenders shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including the following, each in form and substance satisfactory to Agent:

(a)           Loan Documents.  Each of the following documents duly executed by each party thereto:

(i)            this Agreement;

(ii)           the Note;

(iii)          the Fee Letter;

(iv)          the Security Agreement and each other Collateral Document;

(v)           the Control Agreement;

(vi)          the Notice of Direction in respect of the 2003 Last-Out; and

(vii)         the Post-Closing Letter.

(b)           Insurance.  Satisfactory evidence that the insurance policies required by Section 5.5 are in full force and effect.

(c)           Liens.  Evidence that Agent, for the benefit of the Lender Group, has a valid and perfected security interest in the Collateral (subject to no other Liens other than Permitted Encumbrances), including such documents duly executed by each Borrower (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect Agent’s security interests, for the benefit of the Lender Group, in the Collateral.

(d)           Deposit of Excess Cash.  Agent shall have received evidence that Borrowers have deposited Excess Cash (as such term is defined as of the Closing Date), other than Net Loan Proceeds, into the Blocked Account.

(e)           Certificate of Good Standing.  For each Borrower, such Person’s (i) good standing certificates (including verification of tax status) in its state of formation and (ii) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

(f)            Secretary’s Certificates.  Duly executed originals of a certificate of the secretary of each Borrower, dated as of the Closing Date, attaching (i) the certificate of incorporation or charter documents for such Borrower and all amendments thereto and certifying that such certificate of incorporation or charter documents, as applicable, and all amendments thereto are in full force and effect as of the date of the secretary’s certificate without any other modification or amendment, (ii) the bylaws for such Borrower and all amendments thereto and certifying that such bylaws and all amendments thereto are in full force and effect as of the date of the secretary’s certificate without any other modification or amendment, (iii) the resolutions by such Borrower’s board of directors or manager approving and authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party and the transactions to be consummated in connection therewith and certifying that such resolutions are in full force and effect as of the date of the secretary’s certificate without any other modification or amendment, and (iv) the signature and incumbency certificates of the officers of each Borrower executing any of the Loan Documents and certifying that such officers are authorized to execute and deliver the Loan Documents and that the signatures opposite the names of such officers are such officers true and correct signatures.

(g)           Officer’s Certificate.  Duly executed originals of a certificate of the chief executive officer and chief financial officer of each Borrower, dated the Closing Date, stating that as of the Closing Date:  (i) each representation by or warranty of such Borrower contained herein or in any of the other Loan Documents is true and correct as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; (ii) no Default or Event of Default has occurred and is continuing or would result after giving effect to the transactions contemplated herein or under any of the other Loan Documents; (iii) since December 31, 2002, except as disclosed in writing to Agent and Lenders prior to the Closing Date, (A) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect, (B) there has been no material adverse change in the industry in which such Borrower operates, (C) no Litigation has been commenced, or is pending or threatened which, if successful, would have a Material Adverse Effect or could challenge, on any ground, any of the transactions contemplated by this Agreement and the other Loan Documents, and (D) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of such Borrower; and (iv) both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, said Borrower is Solvent.

(h)           Opinions of Counsel.  Duly executed original opinion of Hinshaw & Culbertson, counsel for PDS, in form and substance satisfactory to Agent and its counsel, dated the Closing Date, and accompanied by a letter addressed to such counsel from PDS, authorizing and directing such counsel to address its opinion to the Lender Group and to include in such opinion an express statement to the effect that each of Agent and Lenders is authorized to rely on such opinion.  Duly executed original opinion of in-house counsel to Borrowers, in form and substance satisfactory to Agent and its counsel, dated the Closing Date.

(i)            Payment of Fees.  Borrowers shall have paid to Libra the Investment Banking Fee, and to Agent and Lenders, (i) all of the fees set forth in the Fee Letter that are due and payable as of the Closing Date pursuant to the terms of the Fee Letter, and (ii) all legal fees and other fees, costs and expenses incurred by Agent or Lenders in connection with considering, documenting or providing the Loan.

(j)            Approvals.  Agent shall have received (i) satisfactory evidence that Borrowers have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities and all requisite approvals under the 2003 Last-Out, to the execution, delivery and performance of this Agreement and the other Loan Documents, or (ii) an officer’s certificate in form and substance satisfactory to Agent affirming that no such consents or approvals are required.

(k)           Other Documents.  Such other certificates, documents and agreements respecting any of Borrowers as Agent may reasonably request.

Section 3.2                                   Certification by Borrowers.

The request and acceptance by Borrowers of the proceeds of the Loan shall be deemed to constitute, as of the date of such request or acceptance (a) a representation by and warranty of each Borrower that the conditions in this ARTICLE III have been satisfied, (b) a reaffirmation of each Borrower of the granting and continuance of Agent’s Liens, for the benefit of the Lender Group, pursuant to the Collateral Documents and (c) a reaffirmation by each Borrower of the cross-guaranty provisions set forth in Section 12.1.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loan and to induce Agent to undertake its obligations hereunder and under the other Loan Documents, Borrowers executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender, each and all of which representations and warranties shall survive the execution and delivery of this Agreement.

Section 4.1                                   Organizational Existence; Compliance With Laws.

Each Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization as described in the preamble to this Agreement, (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect, (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and hereafter proposed to be conducted, (d) has all licenses, permits, consents or approvals (including, without limitation, gaming licenses, permits, consents and approvals) from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, (e) is in compliance with its charter and bylaws, and (f) is in compliance with all applicable provisions of law (including, without limitation, all applicable gaming laws) and all rules, regulations and orders of all Governmental Authorities.

Section 4.2                                   Executive Offices; Collateral Locations; FEIN; Organizational Information; Trade Names.

As of the Closing Date, the current location of each Borrower’s chief executive office, principal place of business, other offices, the warehouses and premises within which any Collateral is stored or located, and the locations of each Borrower’s books and records concerning the Collateral are as set forth on Schedule 4.2 hereto.  In addition, Schedule 4.2 lists the federal employer identification number of each Borrower.  The exact legal name of each Borrower is as set forth in the preamble to this Agreement.  During the five years prior to the Closing Date, none of Borrowers has been known as or used any corporate, fictitious or trade name.  Each Borrower’s jurisdiction of organization is as set forth in the preamble to this Agreement.

Section 4.3                                   Organizational Power, Authorization, Enforceable Obligations.

The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the creation of all Liens on its property provided for therein (a) are within such Person’s power, (b) have been duly authorized by all necessary corporate action, (c) do not contravene any provision of such Person’s charter or bylaws, (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority, (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, contract, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound, (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, for the benefit of Lender Group, pursuant to the Loan Documents, and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained, made or complied with prior to the Closing Date.  Each of the Loan Documents has been duly executed and delivered by each Borrower that is a party thereto and each such Loan Document constitutes a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms.

Section 4.4                                   Financial Statements; Projections.

(a)           Financial Statements.  All Financial Statements referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of such Person’s operations and cash flows for the periods then ended.  The following Financial Statements have been delivered as of the date hereof:

(i)            The audited consolidated balance sheets for the Fiscal Years ended December 31, 2002, 2001 and 2000 and the related statements of income and cash flows of each Borrower for the Fiscal Years then ended, audited by Piercy, Bowler, Taylor & Kern.

(ii)           The unaudited consolidated balance sheet(s) at September 30, 2003 and the related statement(s) of income and cash flows of Borrowers for the 9 months then ended.

(b)           Projections.  The Projections delivered to Agent on or prior to the date hereof have been prepared by Borrowers in light of the past operations of the Business.  The Projections are based upon estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to them and, as of the Closing Date, reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.

Section 4.5                                   Certain Indebtedness.

Schedule 4.5 hereto lists all of the Indebtedness of the Borrowers as of the Closing Date, under which Indebtedness any of the Borrowers is required to maintain a minimum net worth or minimum shareholder equity or similar requirement (such requirements are referred to herein as “Net Worth Covenants”).  Schedule 4.5 hereto additionally lists all of the Recourse Indebtedness of the Borrowers as of the Closing Date in connection with any transaction involving Trump Hotels & Casino Resorts Inc. or its Subsidiaries.

Section 4.6                                   Material Adverse Effect.

Between December 31, 2002 and the Closing Date, (a) no Borrower has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Financial Statements and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Borrower or has become binding upon any Borrower’s assets and no law or regulation applicable to any Borrower has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Borrower is in default and to the best of Borrowers’ knowledge no third party is in default under any contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Between December 31, 2002 and the Closing Date, no event has occurred which, alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

Section 4.7                                   Ownership of Property; Liens.

Borrowers own the Collateral free and clear of any Liens, other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Borrower that may result in any Liens on the Collateral, other than Permitted Encumbrances.  Each Borrower has received all assignments, waivers, consents or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Borrower’s right, title and interest in and to all Collateral.  The Liens granted to Agent, for the benefit of Lender Group, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein.  Each Borrower has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Security Agreement free and clear of any Liens other than Permitted Encumbrances.

Section 4.8                                   Labor Matters.

As of the Closing Date (a) no strikes or other material labor disputes against any Borrower are pending or, to any Borrower’s knowledge, threatened, (b) hours worked by and payment made to employees of each Borrower comply with all federal, state, local or foreign law applicable to such matter, (c) all payments due from any Borrower for employee health and welfare insurance have been paid or accrued as a liability on the books of such Borrower, (d) there is no organizing activity involving any Borrower pending or, to any Borrower’s knowledge, threatened by any labor union or group of employees, (e) there are no representation proceedings pending or, to any Borrower’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Borrower has made a pending demand for recognition, and (f) there are no complaints or charges against any Borrower pending or, to the knowledge of any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by any of Borrowers.

Section 4.9                                   Ventures, Subsidiaries And Affiliates; Outstanding Stock and Indebtedness.

As of the Closing Date, none of Borrowers has any material Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person, except that each of PDS-NV, PDS-CO and PDS-MS is a wholly-owned subsidiary of PDS.  Except as set forth on Schedule 4.9, all outstanding Indebtedness and Guaranteed Indebtedness of each Borrower as of the Closing Date (except the Obligations) is described in the Financial Statements.

Section 4.10                            Government Regulations.

None of Borrowers is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  None of Borrowers is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits such Borrower’s ability to incur Indebtedness or to perform its obligations hereunder.  As of the Closing Date, none of (a) the undertakings by Agent of its obligations hereunder and under the other Loan Documents, nor (b) the making of the Loan by Lenders to Borrowers, nor (c) the making of any other loan by any Lender to any Borrower pursuant to any other contract, agreement or understanding in existence as of the Closing Date, nor (d) the application of the proceeds thereof and repayment thereof will violate any provision of any such statute or any rule, regulation or order issued by any Governmental Authority or require any filing with or licensing from any Governmental Authority (other than, in the case of filings only, periodic transaction reports or similar documents submitted to Governmental Authorities in the ordinary course of Borrowers’ Business, consistent with past practices).

Section 4.11                            Margin Regulations.

None of Borrowers is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  None of Borrowers owns any Margin Stock, and none of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause the Loan to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.  None of Borrowers will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

Section 4.12                            No Litigation.

No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Borrower, threatened against any Borrower or any of its officers or directors, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges such Borrower’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to such Borrower or any of its officers or directors and which, if so determined, could have a Material Adverse Effect.  As of the Closing Date there is no Litigation pending or threatened which seeks damages in excess of One Hundred Thousand Dollars ($100,000) or injunctive relief against or alleges criminal misconduct of any Borrower or any of its officers or directors.

Section 4.13                            Brokers.

No broker or finder brought about the obtaining, making or closing of the Loan or the transactions contemplated hereby, and no Borrowers nor any Affiliate of any of them has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith, other than the Investment Banking Fee payable by Borrowers to Libra on or before the Closing Date.

Section 4.14                            Intellectual Property.

As of the Closing Date, each Borrower owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it.  Each Borrower conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.  No Borrower is aware of any infringement claim by any other Person with respect to any Intellectual Property.

Section 4.15                            Insurance.

Borrowers maintain policies of insurance from reputable insurance providers, which policies provide adequate coverage for the reasonably foreseeable risks to and losses of Borrowers and their business.  Borrowers’ insurance under such policies satisfies the requirements contained in Section 5.5 hereof.  No notice of cancellation has been received with respect to such policies, and Borrowers are in compliance with all conditions contained in such policies.  Borrowers have not, as of the date hereof, and will not, subsequent to the date hereof, collaterally assigned the key man life insurance policies described in Section 5.9 or the benefits thereof to any other Person, other than to Agent, for the benefit of the Lender Group.

Section 4.16                            Government Contracts.

As of the Closing Date, none of Borrowers is a party to any contract or agreement with any Governmental Authority and none of Borrowers’ accounts (as defined in the Code) are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727), as amended, or any similar state or local law.

Section 4.17                            Taxes.

All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid).  Proper and accurate amounts have been withheld by each Borrower from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.  None of Borrowers’ tax returns are currently being audited by the IRS or any other applicable Governmental Authority.  No Borrower has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  None of Borrowers and their respective predecessors are liable for any Charges (a) under any agreement (including any tax sharing agreement) or (b) to each Borrower’s knowledge, as a transferee.  As of the Closing Date, no Borrower has agreed or been requested to make any adjustment under Section 481(a) of the IRC, by reason of a change in accounting method or otherwise, which could have a Material Adverse Effect.

Section 4.18                            Accounts Receivable.

All accounts and lease and loan receivables of Borrowers have arisen from bona fide transactions by a Borrower in the ordinary course of its business.  All such accounts and lease and loan receivables are good and collectible (net of reasonable reserves therefor taken consistently with Borrowers’ past practices) in the ordinary course of business at the aggregate recorded amounts thereof.  All such accounts and lease and loan receivables that have been purchased by a Borrower have been sold and duly transferred to Borrowers and constitute the assets of Borrowers and no other Person has any ownership thereof or any Lien thereon.

Section 4.19                            Customer And Trade Relations

As of the Closing Date, there exists no actual or, to the knowledge of any Borrower, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Borrower with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten (10) largest customers of such Borrower, (b) the business relationship of any Borrower with any supplier material to its operations or (c) the business relationship of any Borrower with any of its lenders.

Section 4.20                            Solvency.

Both before and after giving effect to (a) the Loan, (b) the disbursement of the proceeds of the Loan, (c) the consummation of the other transactions contemplated hereby and by the Material Contracts, (d) any other action or transfer of any kind permitted by the Loan Documents and (e) the payment and accrual of all transaction costs in connection with the foregoing, each Borrower is and will be Solvent.

Section 4.21                            Full Disclosure.

No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Borrower to Agent or Lenders contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Borrower executing this Agreement jointly and severally agrees that from and after the Closing Date and until the Termination Date:

Section 5.1                                   Maintenance of Existence and Conduct of Business.

Each Borrower shall (a) do or cause to be done all things necessary to preserve and keep in full force and effect its organizational existence and its rights and franchises, (b) obtain all necessary and appropriate third party and governmental waivers and consents, (c) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder, and (d) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

Section 5.2                                   Maintenance of Material Contracts.

Each Borrower shall duly and punctually perform, observe and comply with all of the terms, provisions, conditions, obligations, covenants and agreements on its part to be performed under the Material Contracts.

Section 5.3                                   Payment of Obligations.

Each Borrower shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (a) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (b) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due, and (c) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.

Section 5.4                                   Books and Records.

Each Borrower shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements.

Section 5.5                                   Insurance; Damage to or Destruction of Collateral.

(a)           Borrowers will maintain or cause to be maintained with financially sound and reputable insurers satisfying the criteria specified herein, public liability, property damage, business interruption and other types of insurance with respect to the Contract Collateral against all losses, hazards, casualties, liabilities and contingencies as customarily carried or maintained by Persons of established reputation engaged in similar businesses and as Agent and/or Lenders shall reasonably require and in such amounts and for such periods as Agent and/or Lenders shall reasonably require.

(b)           Each carrier providing any insurance, or portion thereof, required by this Section 5.5 shall be licensed to do business in the jurisdiction or jurisdictions in which any Contract Collateral is located, and shall have an A.M. Best rating of not less than A.

(c)           All insurance policies and renewals thereof (i) shall be in a form acceptable to Agent and Lenders, (ii) shall provide for a term of not less than one year, (iii) shall provide by way of endorsement, rider or otherwise that such insurance policy shall not be canceled, endorsed, altered, or reissued to effect a change in coverage unless such insurer shall have first given Agent 30 days prior written notice thereof, (iv) shall provide for claims to be made on an occurrence basis, (v) shall include coverage for terrorism, if the cost of obtaining such coverage for any Contract Collateral will not increase by more than thirty percent (30%) the renewal premium for such insurance for any Contract Collateral, as compared to the renewal premium for substantially identical insurance that does not provide terrorism coverage, and (vi) shall contain an agreed value clause updated annually (if the amount of coverage under such policy is based upon the replacement cost of any Contract Collateral).  All property damage insurance policies must automatically reinstate after each loss.

(d)           Borrowers shall provide to Agent, at the request of Agent or any Lenders, a summary report, in the level of detail as Agent shall reasonably request, with respect to all such insurance coverage.

Section 5.6                                   Maintenance of Contract Collateral, Casualty.

(a)           Borrowers will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all Contract Collateral, and will make or cause to be made all appropriate repairs, renewals and replacements thereof.  Borrowers will repair any Contract Collateral to which any casualty has occurred to at least its pre-casualty condition.  All work required or permitted under this Agreement shall be performed in a workmanlike manner and in compliance with all applicable laws.

(b)           In the event of casualty or loss of any Contract Collateral, Borrowers shall give prompt written notice of the same to the insurance carrier and to Agent.  Borrowers hereby authorize, empower and appoint Agent as attorney-in-fact for Borrowers to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect insurance proceeds and, to the extent Borrowers are not contractually obligated to distribute such proceeds to third Persons, hold such insurance proceeds, and to deduct therefrom Agent’s and Lenders’ expenses incurred in the collection of such proceeds; provided however, that Agent may not exercise any of the foregoing actions unless Borrowers fail to take such actions promptly on their own and nothing contained in this Section 5.6 shall require Agent or Lenders to incur any expense or take any action hereunder.

Section 5.7                                   Inspection.

Borrowers shall permit any authorized representatives designated by Agent or Lenders to visit the offices of Borrowers and inspect the Collateral, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers and independent public accountants, at such times and as often as Agent or any Lender request.

Section 5.8                                   Maintenance of Franchises and Licenses; Compliance with Laws and Contractual Obligations.

Borrowers will (a) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any Governmental Authority, including without limitation, all gaming laws, rules and regulations, (b) maintain in full force and effect all licenses, franchises and permits now held or hereafter acquired by any of them, in each case, that are material to Borrowers’ Business, and (c) perform, observe, comply and fulfill all of their respective obligations, covenants and conditions with respect to the Material Contracts.

Section 5.9                                   Key Man Insurance

Borrowers will (a) collaterally assign an existing key man life insurance policy on the life of Finley in the amount of Two Million Dollars ($2,000,000) and (b) establish with an insurance provider reasonably satisfactory to Agent, one or more replacement key man life insurance policies on the life of Finley, with terms aggregating not less than 10 years, in an amount not less than Five Million Dollars ($5,000,000), in each case, in accordance with the Post-Closing Letter.  Additionally, Borrowers timely will pay all premiums in respect of such key man life insurance policies as and when due.  Borrowers shall collaterally assign such replacement key man life insurance policies to Agent, for the benefit of the Lender Group, in accordance with the Post-Closing Letter and Borrowers shall maintain such replacement key man life insurance policies in full force and effect from the date on which Borrowers are required to obtain such replacement key man life insurance policies pursuant to the Post-Closing Letter through and including the Termination Date.

Section 5.10                            Reports And Notices.

Borrowers shall deliver to Agent and each Lender (or to an Affiliate of Agent or any Lender, if Agent or such Lender, as the case may be, shall designate to Borrowers, in writing) the Financial Statements, notices, and other information as follows:

(a)           Monthly Financials.  Within thirty (30) days after the end of each calendar month, financial information regarding Borrowers and their Subsidiaries, consisting of consolidated unaudited balance sheets and the related statements of income, in each case, as of the close of such month, and, in each case, for that portion of the Fiscal Year ending as of the close of such month, each prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end adjustments).

(b)           Annual Audited Financials.  Within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for each Borrower and their respective Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP, certified as to such consolidated statements without qualification, by Piercy, Bowler, Taylor & Kern or an independent certified public accounting firm of national standing or otherwise acceptable to Agent.  Such Financial Statements shall be accompanied by a report from such accounting firm to the effect that, in connection with its audit examination, nothing has come to its attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (ii) a letter addressed to Agent, in form and substance reasonably satisfactory to Agent and subject to standard qualifications required by nationally recognized accounting firms, signed by such accounting firm acknowledging that Agent and Lenders are entitled to rely upon such accounting firm’s certification of such audited Financial Statements, and (iii) the annual letters to such accountants in connection with its audit examination detailing contingent liabilities and material litigation matters.

(c)           Compliance Certificate.  Each Financial Statement delivered pursuant to Section 5.10(a) or (b) shall be accompanied by a certificate of the chief financial officer of Borrowers (i) certifying that (A) such consolidated financial information presents fairly in accordance with GAAP (subject in the case of monthly financial information to the absence of footnotes and normal year-end adjustments) the financial position and results of operations of Borrowers, on a consolidated basis, (B) any other information presented therein is true and correct and complete in all material respects, and (C) there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default, and (ii) setting forth calculations (with such specificity as the Agent may reasonably request) of the period then ended which demonstrate compliance with ARTICLE VI hereof.

(d)           Monthly Holdings Report.  Within thirty (30) days after the expiration of each calendar month, Borrowers shall deliver to Agent a true, complete and correct Monthly Holdings Report as of the end of the prior calendar month and in form and substance reasonably satisfactory to Agent.

(e)           Management Letters.  Within five (5) Business Days after receipt thereof by any Borrower, copies of all management letters, exception reports or similar letters or reports received by such Borrower from its independent certified public accountant.

(f)            Default Notices; Covenant Relief Notices.  As soon as practicable, and in any event within two (2) Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.  As soon as possible, and in any event within one (1) Business Day of Borrowers making the determination that they are entitled to relief from certain covenants pursuant to Section 5.12 or Section 12.1(a), Borrowers shall deliver to Agent, a written notice setting forth, in such detail as Agent shall request, (i) the adverse determination by the relevant Governmental Authority, (ii) the steps Borrowers took to obtain approval and/or waiver from such Governmental Authority, and (iii) the extent to which Borrowers will be unable to comply with the covenants set forth in Section 5.12 or Section 12.1(a), as the case may be.

(g)           Shareholder Reports and Press Releases.  Promptly upon their becoming available, copies of (i) all Financial Statements, reports, notices and proxy statements made available by PDS to its security holders, (ii) all regular and periodic reports filed by any Borrower with any governmental or private regulatory authority, and (iii) all press releases and other statements made available by any Borrower concerning material changes or developments in the business of such Borrower.

(h)           Litigation.  Promptly upon learning thereof, written notice of any Litigation commenced or threatened against any Borrower that (i) seeks damages in excess of One Hundred Thousand Dollars ($100,000) or could reasonably be expected to exceed One Hundred Thousand Dollars ($100,000), (ii) seeks injunctive relief or (iii) alleges criminal misconduct by any Borrower.

(i)            Insurance Notices.  Disclosure of losses or casualties required to be covered by insurance in accordance with Section 5.5 of this Agreement.

(j)            Lease Default Notices.  Within two (2) Business Days of receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located and (ii) such other notices or documents as Agent may request in its reasonable discretion.

(k)           Governmental Authority Notices.  Immediately upon receipt thereof (i) copies of any and all notices, letters, demands or other correspondence received from a Governmental Authority and (ii) written notice of any oral communications between any employee, officer or agent of any Borrower and any Governmental Authority, which communication could have, either at the moment or with the passage of time, a Material Adverse Effect; provided that with respect to notices, letters, demands or other correspondence or oral communications regarding Agent, any Lender or any agent or lender under the Last-Out Documents, Borrowers shall forward copies of such notices, letters, demands or other correspondence or written notice of such oral communications, irrespective of whether such communication could have a Material Adverse Effect.

(l)            Certain Filings; Requests for Information.  Without limiting Borrowers’ obligations under Section 7.10, within seven (7) calendar days prior to the date on which any Borrower anticipates making such filing, copies of any and all filings with any Governmental Authority, whether pursuant to a licensing or permitting requirement or otherwise, which filing includes a reference to Agent, Lender or any agent or lender under the Last-Out Documents, whether such reference is by name or by other identifying information.  Concurrent with the making of any such filing with a Governmental Authority, Borrowers shall delivered to Agent and Lenders a complete copy of such filing (redacting information in such filing to the extent that Borrowers are required to maintain such information confidential) in the form it was filed with such Governmental Authority.  The prior notice requirement set forth in this Section 5.10(l) shall not apply where the subject filing, or any component thereof, was provided or prepared in whole or in party by Agent or any Lender or a Person acting as a representative of Agent or any Lender.

(m)          Other Documents.  Such other financial and other information respecting Borrowers’ business or financial condition as Agent or any Lender shall from time to time reasonably request, including without limitation, financial reports in form and substance satisfactory to Agent and Lenders regarding Borrowers.

Section 5.11                            Repayment or Refinance of Certain Indebtedness; Consummation of PDSH Merger.

On or prior to April 1, 2005, Borrowers shall repay, refinance or otherwise satisfy in full all of the Indebtedness set forth on Schedule 4.5, except with respect to the Indebtedness owed by Borrowers to MW Post Advisory Group, LLC (“MW Post”), and except to the extent that the Net Worth Covenants included in such Indebtedness would not be breached by (i) PDS’s consummation of the PDSH Merger, or (ii) Borrowers’ performance of the obligations set forth in Section 5.12.  With respect to the Indebtedness owed by Borrowers to MW Post, each Borrower shall use reasonable best efforts to either (a) obtain a waiver from MW Post of the obligations with respect to the Net Worth Covenant included in such Indebtedness to the extent that such Net Worth Covenant would be breached by consummation of the PDSH Merger or

Borrowers’ performance of the obligations described in Section 5.12, or (b) repay or refinance such Indebtedness in full, in each case, prior to April 1, 2005.  With respect to any refinancing of any of the Indebtedness set forth on Schedule 4.5 (including the Indebtedness owed by Borrowers to MW Post), Borrowers shall give priority consideration to the 2004 Lender to provide such refinancing, which priority consideration shall include providing the 2004 Lender with fifteen (15) days’ notice prior to the date on which Borrowers anticipate approaching lenders other than 2004 Lender in respect of any such refinancing and not consummating any such refinancing on terms that are equal to or more favorable to such lenders than the terms offered by the 2004 Lender.  Within sixty (60) days of Borrowers having repaid, refinanced or otherwise satisfied in full the Indebtedness set forth on Schedule 4.5 (other than Indebtedness owed by Borrowers to MW Post) and Borrowers having obtained a waiver from MW Post (as set forth in clause (a) above) or having repaid or refinanced in full the Indebtedness owing to MW Post (as set forth in clause (b) above) PDS shall consummate the PDSH Merger.

Section 5.12                            Guaranty of PDSH Loan; Assumption of PDSH Loan.

In the event that Lenders make the PDSH Loan to PDSH, each Borrower shall provide to Lenders a guaranty of PDSH’s prompt and complete payment and performance of the PDSH Loan and the obligations related thereto, which guaranty shall be on a full recourse basis and which guaranty shall be secured by the Collateral on a pari passu basis with the Loan.  At such time, Borrowers shall execute and deliver to Lenders such documentation and shall take such other action as the Lenders request to evidence such guaranty and such security interest.   Borrowers shall not be required to comply with the covenant set forth in the first two sentences of this Section 5.12 to the extent, and solely to the extent, that a Governmental Authority has determined that compliance with such covenant will require approval of a Governmental Authority or will be in contravention of a law, rule or regulation promulgated by a Governmental Authority and, notwithstanding each Borrowers’ exercise of best efforts to obtain approval from such Governmental Authority or to obtain a waiver in respect of such law, rule or regulation, as the case may be, the Borrowers were unable to obtain such approval or such waiver, as the case may be.  From time to time following the consummation of the PDSH Loan, Borrowers shall assume (through such structures as are reasonably acceptable to Lenders and to Borrowers) the PDSH Loan to the maximum extent permitted by any then outstanding Net Worth Covenants pursuant to which Borrowers are obligated.

Section 5.13                            Intellectual Property.

Each Borrower will conduct its business and affairs without infringement of or interference with any intellectual property of any other Person.

Section 5.14                            Communication With Accountants.

Each Borrower authorizes Agent and each Lender to communicate directly with its independent certified public accountants and authorizes and, at Agent’s or a Lender’s request, shall instruct those accountants to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Borrower (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Borrower.

Section 5.15                            Further Assurances.

Each Borrower executing this Agreement agrees that it shall, at the expense of Borrowers, duly execute and deliver, or cause to be duly executed and delivered, to Agent and Lenders such further instruments, and do and cause to be done such further acts, as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any of the Loan Documents.

ARTICLE VI
FINANCIAL COVENANTS

Section 6.1                                   Minimum Excess Cash Balance.

Borrowers at all times shall maintain the Minimum Excess Cash Balance on deposit in the Blocked Account.

Section 6.2                                   Loan to Adjusted Book Equity.

The outstanding principal amount of the Loan shall at no time exceed fifty percent (50%) of the amount set forth as “Total PDS Equity” in Borrowers’ Monthly Holdings Report from time to time delivered hereunder pursuant to Section 5.10(d).  With respect to each Monthly Holdings Report, Borrowers shall prepare the amount identified “Total PDS Equity” in such Monthly Holdings Report in a manner that is consistent with Borrowers’ preparation of the amount identified as “Total PDS Equity” in the Monthly Holdings Report attached hereto as Exhibit 6.2.

ARTICLE VII
NEGATIVE COVENANTS

Each Borrower executing this Agreement jointly and severally agrees as to both of them, from and after the date hereof until the Termination Date:

Section 7.1                                   Amendments to Organization Documents.

No Borrower shall amend its charter or bylaws in a manner which would adversely affect Agent or any Lender or such Borrower’s duty or ability to repay the Obligations.

Section 7.2                                   Use of Loan Proceeds and Excess Cash.

(a)           Borrowers shall not use the (i) Senior Subordinated Note Payoff Amount for any purpose other than to pay in full those certain existing 10% Senior Subordinated Notes of PDS due July 1, 2004 and 12% Senior Subordinated Notes of PDS due July 1, 2007, and (ii) Net Loan Proceeds for any purpose other than as described in Section 2.3.

(b)           Borrowers shall not use the Excess Cash (as it is from time to time defined hereunder) for any other purpose other than (i) for general corporate purposes, (ii) to make scheduled payments of interest on each Interest Payment Date, (iii) to make prepayments of principal and interest from time to time pursuant to Section 2.2, (iv) to invest in SPV

Transactions and Permitted Investments and (v) to invest in Investment Transactions that are in the ordinary course of Borrowers’ Business, consistent with past practices.  Further, Borrowers shall not use the Excess Cash (as it is from time to time defined hereunder) in connection with (A) transactions that are not in the ordinary course of any Borrowers’ Business, consistent with past practices, that will require Excess Cash (1) in any single calendar quarter, in excess of $50,000 or (2) in the aggregate after the Closing Date, in excess of $250,000, provided that, the one time use by Borrowers of an additional amount of Excess Cash toward acquisition of a building, such amount of additional Excess Cash not to exceed $250,000 (the “Specified Real Property Investment”), shall not be included in determining the amounts set forth in clause (1) (with respect to the calendar quarter in which such one time use is made) or (2) (in the aggregate), or (B) an Investment Transaction or SPV Transaction that is in the ordinary course of Borrowers’ Business, consistent with past practices, but will require Excess Cash in excess of $1,500,000, provided that, with respect to (B) only, if Agent is a lender in respect of such SPV Transaction, Borrowers need not obtain Agent’s or Lenders’ consent prior to using Excess Cash in connection with such SPV Transaction.

(c)           Disbursements of Excess Cash (including Net Loan Proceeds) to Borrowers for any of the aforementioned purposes shall not be made other than in accordance with the procedures set forth in Section 8.4.

Section 7.3                                   Indebtedness.

(a)           Borrowers shall not, directly or indirectly, incur any Indebtedness or Guaranteed Indebtedness secured by all or any portion of the Collateral or the Route Equity, other than in favor of Agent or Lenders in connection with the PDSH Loan, and, with respect to the Route Equity only, in connection with the Route Note.  From and after the Closing Date, Borrowers shall not incur any additional Indebtedness or Guaranteed Indebtedness except for Match-Funded Indebtedness, other than Indebtedness or Guaranteed Indebtedness in favor of Agent or Lenders in connection with the PDSH Loan.  Notwithstanding the immediately preceding sentence, Borrowers shall not incur any Indebtedness, the terms and conditions of which Indebtedness (a) include a Net Worth Covenant, the threshold of which is in excess of $6,000,000 or (b) would be breached by the consummation of the PDSH Merger or by Borrowers’ performance of their obligations under Section 5.12.

(b)           Without limiting Section 7.3(a) or Section 7.3(c), Borrowers shall not, directly or indirectly, incur Recourse Indebtedness in excess of $36,450,000, other than Indebtedness in favor of Agent or Lenders in connection with the PDSH Loan.  Without limiting the immediately preceding sentence and without limiting Section 7.3(a) or Section 7.3(c), Borrowers shall not, directly or indirectly, incur Recourse Indebtedness with an LTV that exceeds seventy-five percent (75%), other than (i) Recourse Indebtedness in the principal amount of no more than $3,000,000 incurred in connection with any single SPV Transaction or Investment Transaction, or (ii) Recourse Indebtedness in an aggregate principal amount greater than $2,000,000 but less than $10,000,000 with one or more pooled SPV Transactions or Investment Transactions so long as the Recourse Indebtedness on any single transaction within the pool does not exceed $3,000,000.

(c)           Borrowers shall not, directly or indirectly, amend, restate, modify, extend, restructure or refinance any of Borrowers’ Indebtedness or Guaranteed Indebtedness, the amendment, restatement, modification, extension, restructuring or refinancing of which would (i) increase the principal amount of such Indebtedness or Guaranteed Indebtedness, (ii) increase the interest rate of applicable to Indebtedness, (iii) increase the amortization payments of such Indebtedness, (iv) modify materially the collateral for such Indebtedness or Guaranteed Indebtedness, (v) make more restrictive the covenants applicable to such Indebtedness or Guaranteed Indebtedness or (vi) shorten the maturity of such Indebtedness.

Section 7.4                                   Liens.

Borrowers shall not create, incur, assume or permit to exist any Lien on or with respect to all or any portion Collateral or the Route Equity, other than Permitted Encumbrances and in connection with the PDSH Loan and, with respect to the Route Equity only, other than in connection with the Route Note.  Without limiting the immediately preceding sentence, Borrowers shall not create, incur, assume or permit to exist any Lien on or with respect to any assets of any of Borrowers other than the Collateral and the Route Equity, except that Borrowers may create, incur, assume or permit to exist Liens on or with respect to the gaming or related furniture, fixtures or equipment and projected income, rents, issues, profits or purchase price due to any Borrower pursuant to a contract, agreement or understanding concerning the selling or leasing of such gaming or related furniture, fixtures or equipment, in each case, in connection with Indebtedness permitted pursuant to Section 7.3(a) or Section 7.3(b).

Section 7.5                                   Change of Name Or Location; Change of Fiscal Year.

No Borrower shall change its exact legal name, its jurisdiction of organization or its chief executive office, principal place of business and other offices, warehouses or premises at which Collateral is held or stored, or the location of its records concerning the Collateral from the information referenced in Section 4.2, in each case without at least thirty (30) days’ prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including any action necessary to continue the perfection of any Liens in favor of Agent, for the benefit of Lender Group, in any Collateral, has been completed or taken, and provided, further, that any such new location shall be in the continental United States.  Without limiting the generality of the foregoing, no Borrower shall change its name, identity or organizational structure in any manner which might make any financing or continuation statement filed in connection with this Agreement or any other Loan Document seriously misleading within the meaning of Sections 9-503(a)(4) and 9-507 of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including any action necessary to continue the perfection of any Liens in favor of Agent, for the benefit of Lender Group, in any Collateral, has been completed or taken.  No Borrower shall change its Fiscal Year.

Section 7.6                                   Last-Out Payments; Transfers of Collateral.

No Borrower shall direct Wishnow to make any Last-Out Payments other than to the Blocked Account.  No Borrower shall transfer any right, title or interest in or to any Collateral.

Section 7.7                                   Investments; Restricted Payments.

No Borrower shall make any Investments other than in Investment Transactions that are in the ordinary course of Borrowers’ Business, consistent with past practices, SPV Transactions and Permitted Investments; provided that any and all proceeds, products and profits of any such Investments (including, in the case of SPV Transactions, SPV Equity and, in the case of Investment Transactions, Investment Transaction Equity) shall become Excess Cash and shall be deposited into the Blocked Account in accordance with Section 8.3(b); provided further that Borrowers shall provide Agent notice prior to making any Investment permitted hereunder. No Borrower shall make any Restricted Payment.

Section 7.8                                   Transactions with Affiliates.

No Borrower shall directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower, except transactions in the ordinary course of and pursuant to the reasonable requirements of the Business and upon fair and reasonable terms which are no less favorable to the applicable Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of a Borrower and except (a) with respect to the Management Agreement, (b) in connection with the PDSH Merger or the PDSH Loan and (c) for the fee payable to Finley, chief executive officer of Borrowers, in exchange for Finley’s personal guaranty of Indebtedness owing by Borrowers to The First State Bank of Thermopolis in the aggregate principal amount of $7,700,000.  No Borrower shall make any payment or permit any payment, dividend or distribution to be made to any Affiliate of any Borrower when or as to any time when any Event of Default shall exist.  Agent shall promptly be notified of any such agreements and provided with copies thereof.

Section 7.9                                   Bankruptcy, Receivers, Similar Matters.

(a)           Voluntary Cases.  No Borrower shall commence a voluntary case under the Bankruptcy Code or under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

(b)           Involuntary Cases, Receivers, etc.  No Borrower or Related Person of any Borrower shall apply for, consent to, or aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any Borrower.  As used in this Agreement, an “Involuntary Borrower Bankruptcy” means any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any Borrower is a debtor or the Collateral, or any portion thereof, is property of the estate therein.  No Borrower nor any Related Person of any Borrower shall file a petition for, consent to the filing of a petition for, or aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Borrower Bankruptcy.  In any Involuntary Borrower Bankruptcy, no Borrower nor any Related Person of any Borrower shall, without the prior written consent of Agent and/or Lenders, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and no Borrower nor any such Related Person shall file or support any plan of reorganization.  A Borrower having any interest in any Involuntary Borrower Bankruptcy shall do all things reasonably requested by Agent and/or Lenders to assist Lenders in obtaining such relief as Lenders shall seek, and shall in all events vote as directed by Agent and/or Lenders.  Without limitation of the foregoing, each such Borrower shall do all things reasonably requested by Agent and/or Lenders to support any motion for relief from stay or plan of reorganization proposed or supported by Agent and/or Lenders.

Section 7.10                            Certain Filings.

No Borrower shall make any filing with any Governmental Authority, which filing includes a reference to Agent, Lender, any agent or lender under the Last-Out Documents or any other lender of any Borrower, whether such reference is by name or by other identifying information, unless such filing is required by a law, rule, regulation or order of a Governmental Authority applicable to Borrowers.

ARTICLE VIII
CASH MANAGEMENT SYSTEM

Section 8.1                                   Blocked Account.

On or before the Closing Date and until the Termination Date, Borrowers shall establish with the Blocked Account Bank the Blocked Account, which Blocked Account shall be maintained by Borrowers.  On the Closing Date, (a) Lenders shall deposit into the Blocked Account the Net Loan Proceeds and (b) Borrowers shall deposit into the Blocked Account all Excess Cash (other than Net Loan Proceeds) as of the Closing Date.  Borrowers hereby covenant and agree that until the Termination Date, none of them shall close the Blocked Account or move the Blocked Account to another bank or financial institution other than the Blocked Account Bank without the prior written consent of Agent.  Except in accordance with Section 8.3(b), Borrowers shall not commingle any other funds with Excess Cash from time to time on deposit in the Blocked Account.  Except in accordance with Section 8.4, Borrowers shall not withdraw the Excess Cash from time to time on deposit in the Blocked Account.

Section 8.2                                   Control of Blocked Account.

On or before the Closing Date, Borrowers, Agent, for the benefit of the Lender Group, and the Blocked Account Bank shall have entered into the Control Agreement with respect to the Blocked Account.  In the Control Agreement, the Blocked Account Bank shall agree, among other things, that (i) all funds from time to time deposited into the Blocked Account and proceeds thereof are to be held by the Blocked Account Bank as agent or bailee-in-possession for Agent, for the benefit of the Lender Group, (ii) the Blocked Account Bank has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, in each case, as expressly set forth in the Control Agreement, and (iii) from and after the receipt of a notice (an “Activation Notice”) from Agent, Agent shall have exclusive dominion and control of the Blocked Account, to the exclusion of Borrowers, and the Blocked Account Bank shall forward immediately all amounts then on deposit in the Blocked Account to the Agent’s Account and shall commence the process of daily sweeps from the Blocked Account into the Agent’s Account.  The parties hereto agree that notwithstanding Section 3(b) of the Control Agreement, Agent may deliver an Activation Notice to Blocked Account Bank at any time that (A) a Default or Event of Default has occurred and is continuing or (B) (1) Agent reasonably believes based upon information available to it that a Default or Event of Default has occurred, (2) Agent has delivered written notice to Borrowers identifying the purported Default or Event of Default and setting forth in reasonable detail Agent’s basis for believing that a Default or Event of Default has occurred and (3) within four days following delivery of such notice, Borrowers have not delivered to Agent evidence satisfactory to it that such Default or Event of Default has not occurred.

Section 8.3                                   Direction of Payment to Blocked Account.

(a)           On or before the Closing Date, Borrowers shall obtain a Notice of Direction countersigned by Wishnow, directing Wishnow to make any and all Last-Out Payments from time to time due and payable to PDS pursuant to the terms of the 2003 Last-Out, to the Blocked Account.  Within three (3) calendar days of (i) entering into the 2004 Last-Out, Borrowers shall obtain a Notice of Direction countersigned by Wishnow and 2004 Lender, notifying Wishnow that Borrowers have granted a Lien to Agent, for the benefit of the Lender Group, in their rights to any and all Last-Out Payments from time to time due and payable to PDS pursuant to the terms of the 2003 Last-Out and that any and all such payments shall be made directly to the Blocked Account and (ii) entering into any Future Loan Pool Arrangement or Investment Transaction, Borrowers shall deliver a Notice of Direction to the Person responsible under such arrangement for directing payments due to parties under such arrangement, notifying such Person that Borrowers have granted a Lien to Agent, for the benefit of the Lender Group, in their rights to all payments payable to a Borrower under such arrangement and that (A) any and all payments (other than fees due to any Borrower in exchange for such Borrower’s performance of the servicing obligations with respect to the gaming or related furniture, fixtures or equipment included in such arrangement), in the case of Future Loan Pool Arrangements, and (B) any and all payments of Investment Transaction Equity, in the case of Investment Transactions, in each case, due and payable from time to time to any Borrower under such arrangement, shall be made directly to the Blocked Account.

(b)           Immediately upon receipt of any (i) SPV Equity, (ii) Investment Transaction Equity, (iii) proceeds, products and profits of any Permitted Investments or (iv) cash or cash equivalents as to which none of Borrowers are contractually obligated to distribute to, or hold on behalf of, non-Affiliate Persons, Borrowers shall deposit such SPV Equity, Investment Transaction Equity, proceeds, products and profits of any Permitted Investments, cash and cash equivalents into the Blocked Account.  Such SPV Equity, Investment Transaction Equity, proceeds, products and profits of any Permitted Investments, cash and cash equivalents shall constitute “Excess Cash” and “Collateral” for all purposes hereunder and under the other Loan Documents, subject to Agent’s Lien, for the benefit of the Lender Group, and subject to no other Lien other than Permitted Encumbrances.

Section 8.4                                   Disbursements from the Blocked Account.

So long as no Default or Event of Default has occurred, Agent shall permit the Borrowers from time to time to withdraw funds on deposit in the Blocked Account at the request of Borrowers in accordance with the following procedures:

(a)           Subject to Section 8.4(b) and Section 8.4(c), at any time, Borrowers may withdraw Excess Cash from the Blocked Account so long as (i) each purpose for which such Excess Cash will be used is a permitted use under Section 7.2, and (ii) after giving effect to the amount to be withdrawn, no less than the Minimum Excess Cash Balance shall be on deposit in the Blocked Account, and (iii) after giving effect to the amount to be withdrawn, no Default or Event of Default shall have occurred or be continuing.

(b)           At any time, Borrowers may withdraw Excess Cash from the Blocked Account for use in connection with a transaction that is not in the ordinary course of any Borrowers’ Business, consistent with past practices, if, concurrently with such withdrawal, Borrowers deliver to Agent a certificate of withdrawal (a “Withdrawal Certificate”) substantially in the form attached hereto as Exhibit 8.4(b).  Each Withdrawal Certificate delivered pursuant to this Section 8.4(b) shall be signed by a responsible officer of each Borrower, shall set forth (i) the amount of Excess Cash to be withdrawn from the Blocked Account, (ii) each purpose for which such Excess Cash will be used and (iii) a brief description of the nature of the out of the ordinary course transaction, and shall certify that (A) each purpose for which such Excess Cash will be used is a permitted use under Section 7.2, (B) after giving effect to the amount to be withdrawn, Borrowers shall have withdrawn no more than $50,000 in any single calendar quarter (excluding the Specified Real Property Investment if such investment occurred in the calendar quarter applicable to such Withdrawal Certificate) or $250,000 in the aggregate (excluding the Specified Real Property Investment) for use in connection with transactions that are not in the ordinary course of any Borrower’s Business, (C) after giving effect to the amount to be withdrawn, no less than the Minimum Excess Cash Balance shall be on deposit in the Blocked Account, and (D) after giving effect to the amount to be withdrawn, no Default or Event of Default shall have occurred or be continuing.  For the avoidance of doubt, the exclusion of the Specified Real Property Investment from the certifications set forth in clauses (A) and (B) above does not relieve Borrowers from the duty under this Section 8.4(b) to deliver to Agent a Withdrawal Certificate in respect of the Specified Real Property Investment.  Further, the Withdrawal Certificate delivered in connection with the Specified Real Property Investment shall include an additional certification that, after giving effect to the amount to be withdrawn, Borrowers have not withdrawn more than $250,000 in Excess Cash in the aggregate for use toward the Specified Real Property Investment. In the event that Borrowers obtain prior consent under Section 7.2(b), concurrent with any withdrawal of Excess Cash to be used in connection with an out of the ordinary course transaction that will require Excess Cash (1) in any single calendar quarter, in excess of $50,000 or (2) in the aggregate, in excess of $250,000, Borrowers shall deliver to Agent a Withdrawal Certificate setting forth each of the items described in clauses (i) through (iii) above and certifying as to each of the items set forth in clauses (A), (C) and (D) above, in each case, after giving effect to such prior consent.

(c)           At any time, Borrowers may withdraw from Excess Cash from the Blocked Account for use in connection with an Investment that, although in the ordinary course of each Borrower’s Business, consistent with past practices, will require an amount of Excess Cash equal to or in excess of $500,000 if, concurrently with such withdrawal, Borrowers deliver to Agent a Withdrawal Certificate substantially in the form attached hereto as Exhibit 8.4(c).   Each Withdrawal Certificate delivered pursuant to this Section 8.4(c), shall be signed by a responsible officer of each Borrower, shall set forth (i) the amount of Excess Cash to be withdrawn from the Blocked Account, (ii) each purpose for which such Excess Cash will be used and (iii) a brief description of the nature of the ordinary course Investment, and shall certify that (A) each purpose for which such Excess Cash will be used is a permitted use under Section 7.2, (B) the Investment for which such Excess Cash will be used is in the ordinary course of a Borrowers’ Business, consistent with past practices, (C) after giving effect to the amount to be withdrawn, no less than the Minimum Excess Cash Balance shall be on deposit in the Blocked Account, and (D) after giving effect to the amount to be withdrawn, no Default or Event of Default shall have occurred or be continuing.  In the event that Borrowers obtain prior consent under Section 7.2(b), concurrent with any withdrawal of Excess Cash to be used in connection with an ordinary course transaction that will require Excess Cash in excess of $1,500,000, Borrowers shall deliver to Agent a Withdrawal Certificate setting forth each of the items described in clauses (i) through (iii) above and certifying as to each of the items set forth in clauses (A) through (D) above, in each case, after giving effect to such prior consent.

Section 8.5                                   Consolidation of Existing Deposit Accounts.

Within ninety days following the Closing Date, Borrowers shall have consolidated into the Blocked Account, all of the amounts on deposit in all existing deposit accounts of any Borrower that are not, as of the Closing Date, subject to a contractual Lien of a third Person.  Additionally, within such ninety-day period, Borrowers shall have directed all Persons making deposits into such existing deposit accounts, including by way of automated clearing house or other form of electronic deposit or by way of cash or check payment, to make such deposits into the Blocked Account.  Borrowers shall provide Agent with evidence reasonably satisfactory to Agent of the consolidation of deposit accounts and direction of payment described in this Section 8.5.

Section 8.6                                   Cash Collateral.

The Blocked Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Loan and all other Obligations, and in which Borrowers shall have granted a first priority Lien to Agent, for the benefit of Lender Group, pursuant to the Security Agreement.

Section 8.7                                   Deposit of Excess Cash.

Each Borrower shall and shall cause its Affiliates, officers, employees, agents or directors or other Persons acting for or in concert with such Borrower (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of the Lender Group, all checks, cash and other items of payment constituting Excess Cash (including as supplemented pursuant to Section 8.3(b)) received by such Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by such Borrower or any such Related Person of any such checks, cash or other items of payment, deposit the same into the Blocked Account.  Each Borrower and each Related

Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting Excess Cash (including as supplemented pursuant to Section 8.3(b)) or other proceeds of Collateral are part of the Collateral.

ARTICLE IX
TERM

Section 9.1                                   Termination.

Notwithstanding anything herein to the contrary, the transactions contemplated hereby shall be in effect until the Maturity Date, upon which the Loan and all other Obligations shall be automatically due and payable in full on such date.

Section 9.2                                   Survival of Obligations Upon Termination.

Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any provision under this Agreement or under any of the other Loan Documents shall in any way affect or impair the obligations, duties and liabilities of Borrowers or the rights of Agent or any Lender relating to any unpaid portion of the Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date.  Except as otherwise expressly provided in this Agreement and the other Loan Documents, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrowers, and all rights of Agent or each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, however, that in all events the provisions of ARTICLE XIII, the obligations under Section 2.8 and Section 2.11, and the other indemnities contained in the Loan Documents shall survive the Termination Date.

ARTICLE X
EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 10.1                            Events of Default.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)           Borrowers (i) fail to make any payment of principal of, or interest on, the Loan or any of the other Obligations when due and payable, or (ii) fail to pay or reimburse Agent or any Lender for any expense reimbursable hereunder or under any other Loan Document within five (5) days following Agent’s demand for such reimbursement or payment of expenses.

(b)           Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 2.3, ARTICLE VI, ARTICLE VII or ARTICLE VIII respectively, which such Borrower is expressly obligated by such sections or articles to perform, keep or observe.

(c)           Any Borrower fails or neglects to perform, keep or observe any of the provisions of ARTICLE V or any other covenants contained herein, and the same shall remain unremedied for five (5) Business Days or more.

(d)           Any Borrower fails or neglects to perform, keep or observe any other provision of this Agreement or any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 10.1) and the same shall remain unremedied for ten (10) Business Days or more.

(e)           Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Borrower is untrue or incorrect in any material respect as of the date when made or deemed made.

(f)            Collateral with a fair market value of One Hundred Thousand Dollars ($100,000) or more is attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Borrower and such condition continues for thirty (30) days or more.

(g)           A case or proceeding is commenced against any Borrower seeking a decree or order in respect of such Borrower (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Borrower or for any substantial part of any of such Borrower’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Borrower, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.

(h)           Any Borrower (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Borrower or for any substantial part of any of such Borrower’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(i)            A final judgment or judgments for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate at any time are outstanding against any Borrower and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(j)            Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(k)           There shall occur a cessation of a substantial part of the business of Borrowers.

(l)            Any Borrower fails to keep and maintain in full force and effect each of its governmental licenses and permits required to conduct its business as presently conducted, including, without limitation, all governmental authorizations, licenses and permits required for Borrower to exploit the Collateral, including, without limitation, all gaming authorizations, licenses and permits.

(m)          Any breach or default shall occur under any other agreement, document or instrument to which any Borrower is a party which is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Borrower in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit agreements), or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of One Hundred Thousand Dollars ($100,000) in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(n)           Any Borrower directly or indirectly merges with or consolidates with any Person or sells, assigns or otherwise transfers or disposes of all or substantially all of such Borrower’s assets, other than in connection with the Going Private Transaction.

(o)           PDS sells, assigns, pledges, conveys or otherwise disposes of or encumbers any of the Stock of PDS-NV, PDS-CO or PDS-MS (whether in a public or private offering) in any manner which results in the Stock of any of PDS-NV, PDS-CO or PDS-MS being owned, directly or indirectly, less than one hundred percent (100%) by PDS, which sale, assignment, pledge, conveyance or other disposition of Stock shall occur without the prior written approval of the Agent (given or withheld in accordance with Section 13.2) and of any applicable Governmental Authority.

(p)           At any time following the consummation of the Going Private Transaction until the Termination Date, PDS permits its Stock to be sold, assigned, pledged, conveyed or otherwise disposed of or encumbered in any manner which results in its Stock being owned, directly or indirectly, less than one hundred percent (100%) by PDSH, which sale, assignment, pledge, conveyance or other disposition of Stock shall occur without the prior written approval of the Agent (given or withheld in accordance with Section 13.2) and of any applicable Governmental Authority.

(q)           At any of PDS-NV, PDS-CO or PDS-MS shall create or permit to exist any direct or indirect Subsidiary or PDS shall create or permit to exist any direct or indirect Subsidiary other than PDS-NV, PDS-CO and PDS-MS, in each case, which creation or permission to exist shall occur without the prior written approval of the Agent (given or withheld in accordance with Section 13.2) and of any applicable Governmental Authority, except as may be required to effectuate the Going Private Transaction; provided that any Borrower may create or permit to exist a wholly-owned Subsidiary of such Borrower if such Borrower takes, and causes such new Subsidiary to take, such steps as requested by Agent for such new Subsidiary to become a “Borrower” hereunder and a “Grantor” under the Security Agreement.

(r)            At any time following the consummation of the Going Private Transaction, PDSH shall create or permit to exist any direct or indirect Subsidiary other than Borrowers, which creation or permission to exist shall occur without the prior written approval of the Agent (given or withheld in accordance with Section 13.2) and of any applicable Governmental Authority; provided that PDSH may create or permit to exist a wholly-owned Subsidiary of it if PDSH takes, and causes such new Subsidiary to take, such steps as requested by Agent for such new Subsidiary to become a “Borrower” hereunder and a “Grantor” under the Security Agreement.

(s)           Any Change of Control occurs.

(t)            PDS shall fail to consummate the PDSH Merger on or prior to April 1, 2005.

Section 10.2                            Remedies.

(a)           If any Default or Event of Default has occurred and is continuing, Agent may, and shall upon the written request of Requisite Lenders, without notice, issue an Activation Notice, as provided in ARTICLE VIII, and cause all amounts in the Blocked Account to be transferred to the Agent’s Account for prepayment of the Loan.  If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loan to the Default Rate.

(b)           If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice:  (i) declare all or any portion of the Obligations, including all or any portion of the Loan, to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers; or (ii) exercise any rights and remedies provided to Agent or Lender Group under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Section 10.1(g) or Section 10.1(h), the Loan shall be immediately terminated and all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

Section 10.3                            Waivers By Borrowers.

Except as otherwise provided for in this Agreement or by applicable law, each Borrower irrevocably waives (including for purposes of Section 12.1) (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent or any Lender may do in this regard, (b) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

Section 10.4                            Event of Default not Affected by Automatic Stay.

If an actual Event of Default under this ARTICLE X is prevented from occurring by reason of the automatic stay in any bankruptcy or by reason of any provision in the Bankruptcy Code or similar law which prevents or tolls the giving of default notice, the lapse of time in which to cure, or the declaration or maturation of an Event of Default, then, nonetheless, an Event of Default shall be deemed to occur for purposes of this ARTICLE X if the applicable underlying condition or event shall have occurred (and in any case where notice and opportunity to cure otherwise would be required under this ARTICLE X but is prevented as aforesaid, 30 days shall have passed after the first occurrence of the underlying condition or event).

ARTICLE XI
ASSIGNMENTS AND PARTICIPATIONS

Section 11.1                            Lender Assignments and Participations.

(a)           No assignments or participations of any Lender’s rights or obligations hereunder shall be made except in accordance with this Section 11.1.

(b)           Each Lender may further assign to one or more Person (an “Assignee”) all or a portion of its rights and obligations hereunder in accordance with the provisions of this Section 11.1.  Each assignment by a Lender (other than to a Lender or an Affiliate of a Lender) shall be approved by Agent and, so long as no Event of Default has occurred, Borrowers, which approval shall not be unreasonably withheld or delayed.  The parties to each such assignment shall execute and deliver to Agent an Assignment and Acceptance, and, if such Assignee is not then a Lender, an Administrative Questionnaire, for its acceptance and recording in the Register.  Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by Agent and, reasonably, by Borrowers, (x) the Assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations hereunder, the assigning Lender shall cease to be a party hereto).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.1(f).

(c)           Agent, acting solely for this purpose as an agent for Borrowers, shall maintain at its address in effect pursuant to Section 13.10 a copy of each assignment document delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of Lenders under the Loan, the principal amount of the Loan owing to each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment document.  The Register shall include an account for each Lender, in which accounts (taken together) shall be recorded (i) the effective date and amount of each assignment document delivered to and accepted by it and the parties thereto, (ii) the amount of any principal or interest or fees due and payable or to become due and payable from Borrowers to each Lender hereunder or under the Note, and (iii) the amount of any sum received by Agent from any Borrower hereunder and each Lender’s share thereof.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes hereof.  The Register shall be available for inspection by any Lender and any Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Assignee and (unless waived by Agent) a processing and recordation fee of $1,000 (payable by the assigning Lender or the Assignee, as shall be agreed between them), Agent shall, if such Assignment and Acceptance has been completed and is in compliance herewith and in substantially the form of a transfer document as shall reasonably be agreed to by Agent hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrowers and the other Lenders.

(e)           Any Lender may, in connection with any assignment or proposed assignment pursuant to this Section 11.1, disclose to the Assignee or proposed Assignee any information relating to Borrowers furnished to such Lender by Agent or by or on behalf of any Borrower.

(f)            Each Lender may sell participations in or to all or a portion of its rights and obligations under and in respect of the Loan hereunder to one or more Persons (the “Participant”); provided, however, that (i) such Lender’s obligations hereunder shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrowers, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iv) such Participant’s rights to agree or to restrict such Lender’s ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Subsidiaries or Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) reduction of the principal of, or rate or amount of interest on, the Loan subject to such participation (other than by the payment or prepayment thereof), (B) postponement of any scheduled date for any payment of principal of, or interest on, the Loan subject to such participation (except with respect to any modifications of the applicable provisions relating to prepayment of the Loan and other Obligations) and (C) release of any guarantor of the Obligations or all or any substantial portion of the Collateral.  No holder of a participation in all or any part of the Loan shall be a “Lender” for any purposes hereunder by reason of such participation.  Each Lender shall promptly notify Agent of the identity of any holder of a participation.

(g)           Agent shall provide notice to Borrowers within five (5) Business Days after the finalization of an assignment or participation pursuant to this Section 11.1.

Section 11.2                            Appointment of Agent.

Each Lender hereby irrevocably appoints and authorizes Cochran Road, LLC to act as its Agent under this Agreement and the other Loan Documents with such powers as are specifically delegated to it to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents.  The provisions of this Section 11.2 are solely for the benefit of Agent and Lenders (other than as expressly set forth in Section 11.1(c))and no Borrowers nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Borrower or any of their respective Subsidiaries that is communicated to or obtained by Agent or any of its respective Affiliates in any capacity.  Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by Agent hereunder or under any other Loan Documents, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.  No Borrower (a) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or of the other Loan Documents by Agent and (b) shall incur any liability under or in respect of this Agreement or the other Loan Documents by acting upon notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by Agent.  Rather, each Borrower in its dealings with Agent shall be entitled conclusively to presume that all actions of Agent have been duly authorized, absent written notice to Borrowers to the contrary.

If Agent shall request instructions from Requisite Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document or (b) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders.

Section 11.3                            Agent’s Reliance, Etc.

Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Agent:  (a) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers or to inspect the Collateral (including the books and records) of Borrowers; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (e) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.4                            Agent and Affiliates.

With respect to its Pro Rata Share hereunder, if any, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent, in its individual capacity.  Agent and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Borrower, any of their respective Affiliates and any Person who may do business with or own securities of any Borrower or any such Affiliate, all as if Agent were not Agent and without any duty to account therefor to Lenders.  Agent and its Affiliates may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

Section 11.5                            Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 4.4 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of Borrowers and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loan, and expressly consents to, and waives any claim based upon, such conflict of interest.

Section 11.6                            Indemnification.

Each Lender agrees to indemnify and hold harmless Agent (to the extent not reimbursed by Borrowers and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct.  Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers.

Section 11.7                            Successor Agent.

Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrowers.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least Three Hundred Million Dollars ($300,000,000).  If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of such resigning Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.  Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrowers, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this ARTICLE XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  After the date of this Agreement, Lenders and Agent may determine to divide the duties of Agent between an administrative agent and a collateral agent; Borrowers agree to take all actions requested by Agent or Lenders in implementing such revised structure, including, without limitation, the amendment and restatement of any of the Loan Documents.

Section 11.8                            Setoff and Sharing of Payments.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 11.9, each Lender is hereby authorized at any time or from time to time, without notice to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower (regardless of whether such balances are then due to such Borrower) and any other properties or assets at any time held or owing by that Lender to or for the credit or for the account of any Borrower against and on account of any of the Obligations which are not paid when due.  Any Lender exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders shall sell) such participations in each such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares (other than set off rights exercised by any Lender with respect to Section 2.9 or Section 2.11).  Each Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in such amount so set off from other Lenders and (b) any Lender so purchasing a participation in the Loan made or other Obligations held by other Lenders may exercise all rights of set off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

Section 11.9                            Payments; Information; Actions in Concert

(a)           Payments.  On the second (2nd) Business Day of each calendar quarter or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to the Loan.  Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and fees paid by Borrowers since the previous Settlement Date.  Payments shall be made by wire transfer to each Lender’s account (as specified by each Lender on Schedule 1 or the applicable Assignment and Acceptance) not later than 10:00 a.m. (Los Angeles time) on the next Business Day following each Settlement Date.

(b)           Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without set off, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

(c)           Defaulting Lenders.  The failure of any Lender (a “Defaulting Lender”) to make any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such payment or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.  With Borrowers’ consent (which consent shall not be unreasonably withheld), Agent or a Person reasonably acceptable to Agent, including without limitation an Other Lender, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, such Defaulting Lender’s Pro Rata Share for an amount equal to the principal balance of the Loan allocable to such Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

(d)           Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any Notice of Default received by Agent from, or delivered by Agent to, any Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct.  Lenders acknowledge that Borrowers are required to provide Financial Statements to Lenders in accordance with Section 5.10 hereto and agree that Agent shall not have a duty to provide the same to Lenders.

(e)           Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Note or any of the other Loan Documents (including exercising any rights of set-off) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce such rights shall be taken in concert and at the direction or with the consent of Agent.

Section 11.10                     Collateral Matters.

Each Lender hereby irrevocably appoints and authorizes Cochran Road, LLC to act as its agent with respect to all Collateral matters.  Except as otherwise expressly provided for in this Agreement, Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrowers or is cared for, protected or insured or has been encumbered, or whether any particular reserves are appropriate, or that the Liens granted to Agent, for the benefit of Lender Group, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights authorities and powers granted or available to Agent in this Agreement or any of the other Loan Documents, it being understood and agreed that (i) in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner deemed appropriate, in its sole discretion, and (ii) that Agent shall have no duty or liability whatsoever to any other Lender, other than liability for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Agent’s security interest for the benefit of Lender Group in assets which, in accordance with Article 9 of the Code, can be perfected only by possession.  Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

Section 11.11                     Defaults.

Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (in each case, other than the non-payment of principal of or interest on the Loan) unless Agent has received notice from a Lender or a Borrower specifying such Default or Event of Default which states that such notice is a “Notice of Default.”  In the event that Agent receives such a notice of the occurrence of a Default or an Event of Default, Agent shall give prompt notice thereof to Lenders (and shall give each Lender prompt notice of each such non-payment).  Agent shall take such action with respect to such Default or Event of Default as shall be directed by Requisite Lenders; provided, however, that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of Requisite Lenders or all of Lenders, as is required in such circumstance.

ARTICLE XII
CROSS-GUARANTY; LIMITATIONS ON RECOURSE

Section 12.1                            Cross-Guaranty.

(a)           Cross-Guaranty.  Each Borrower hereby agrees that, except solely to the extent that a Governmental Authority has determined that compliance with this Section 12.1 will require approval of a Governmental Authority or will be in contravention of a law, rule or regulation promulgated by a Governmental Authority and, notwithstanding each Borrowers’ exercise of best efforts to obtain approval from such Governmental Authority or to obtain a waiver in respect of such law, rule or regulation, as the case may be, the Borrowers were unable to obtain such approval or such waiver, as the case may be, such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, the Loan and all other Obligations owed or hereafter owing to Agent and Lenders by Borrowers.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12.1 shall not be discharged until payment and performance, in full, of the Loan and the other Obligations has occurred, and that its obligations under this Section 12.1 shall be absolute and unconditional, irrespective of, and unaffected by:

(i)            the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(ii)           the absence of any action to enforce this Agreement (including this ARTICLE XII) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(iii)          the existence, value or condition of, or failure to perfect its Lien against, any security for the Loan or the other Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(iv)          the insolvency of any Borrower; or

(v)           any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

(b)           Waivers by Borrowers.  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other Person or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower.  It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12.1 and such waivers, Agent and each Lender would decline to enter into this Agreement.

(c)           Benefit of Guaranty.  Each Borrower agrees that the provisions of this Section 12.1 are for the benefit of Agent and each Lender and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lender, the obligations of such other Borrower under the Loan Documents.

(d)           Subordination of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.1(g), each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off from any other Borrower and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash.  Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and each Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12.1, and that Agent, each Lender and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.1(d).

(e)           Election of Remedies.  If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving such Agent or such Lender a Lien upon any Collateral, whether owned by a Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12.1.  If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against a Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan

Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12.1, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(f)            Limitation.  Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12.1 shall be limited to an amount not to exceed as of any date of determination the greater of:

(i)            the net amount of the Loan advanced under this Agreement; and

(ii)           the amount that could be claimed by Agent or any Lender from such Borrower under this Section 12.1 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from the other Borrower under Section 12.1(g).

(g)           Contributions with Respect to Guaranty Obligations.

(i)            To the extent that any Borrower shall make a payment under this Section 12.1 of all or any of the Obligations (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Loan, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other Borrowers for the amount of such excess, Pro Rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii)           As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12.1 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(iii)          This Section 12.1(g) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.1(g) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1(a).  Nothing contained in this Section 12.1(g) shall limit the liability of any Borrower to pay the Loan and accrued interest, fees and expenses with respect thereto, for which each such Borrower shall remain jointly and severally liable.

(iv)          The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of Borrower to which such contribution and indemnification is owing.

(v)           The rights of the indemnifying Borrower against other Borrowers under this Section 12.1(g) shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Loan.

(h)           Liability Cumulative.  The liability of each Borrower under this Section 12.1 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of other Borrowers, without any limitation as to amount of such liability, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 12.2                            Full Recourse.

Notwithstanding any provision of the Loan Documents to the contrary, Each Borrower shall be fully and personally liable for the payment and performance of the Loan and all other Obligations arising under this Agreement, the Note and the other Loan Documents.

Section 12.3                            Miscellaneous.

No provision of this ARTICLE XII shall (i) release or reduce the debt evidenced by the Note, (ii) impair the lien of the Security Agreement or any other security document, (iii) impair the rights of Agent or any Lender to enforce any provisions of the Loan Documents, or (iv) limit Agent’s ability to obtain a deficiency judgment or judgment on the Loan or otherwise against any Borrower to the extent necessary to obtain any amount for which such Borrower may be liable in accordance with this ARTICLE XII or any other Loan Document.

ARTICLE XIII
MISCELLANEOUS

Section 13.1                            Complete Agreement; Modification of Agreement.

The Loan Documents constitute the complete agreement among the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 13.2 of this Agreement.  Any letter of interest, proposal letter, commitment letter, confidentiality agreement or fee letter between or among any Borrower, Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

Section 13.2                            Amendments And Waivers.

(a)           Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any of the other Loan Documents, or any consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by the Requisite Lenders, as applicable.  Except as set forth in subsection (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of the Requisite Lenders.

(b)           No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each of Lenders, do any of the following:  (i) increase any Lender’s Pro Rata Share of the Loan; (ii) reduce the principal of, rate of interest on or fees payable with respect to the Loan; (iii) extend any scheduled payment date or final maturity date of the principal amount of the Loan; (iv) waive, forgive, defer, extend or postpone any payment of interest or fees; (v) release any guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Borrower to sell or otherwise dispose of, any Collateral; (vi) change the Pro Rata Shares or the aggregate unpaid principal amount of the Loan which shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 13.2 or the definitions of the term “Requisite Lenders” insofar as such definitions affect the substance of this Section 13.2.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No notice to or demand on a Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13.2 shall be binding upon each of the parties hereto.

(c)           If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders, the consent of Requisite Lenders is obtained, but the consent of a Lender whose consent is required is not obtained (any such Lender whose consent is not obtained herein being referred to as a “Non-Consenting Lender”), then, at Borrowers’ request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon Agent’s request, sell and assign to Agent or such Person, such Non-Consenting Lender’s Pro Rata Share of the unpaid principal amount of the Loan for an amount equal to the Pro Rata Share of the principal balance of the Loan held by such Non-Consenting Lender plus all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(d)           Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations) and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

Section 13.3                            Fees And Expenses.

(a)           Investment Banking Fee.  In connection with obtaining the Loan, Borrowers shall pay, on or before the Closing Date, to Libra Securities, LLC, a fee (the “Investment Banking Fee”) in the amount of three percent (3.00%) of the aggregate principal amount of the Loan.

(b)           Other Fees and Expenses.  In addition to payment of the fees set forth in the Fee Letter (in accordance with the terms of the Fee Letter), Borrowers shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (iii) and (iv) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents and incurred in connection with:

(i)            the forwarding to Borrowers or any other Person on behalf of Borrowers by Agent of the proceeds of the Loan (including a wire transfer fee of Twenty Five Dollars ($25.00) per wire transfer);

(ii)           any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication or administration of the Loan made pursuant hereto or its rights hereunder or thereunder;

(iii)          any review of a Withdrawal Certificate;

(iv)          any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, a Borrower or any other Person and whether as a party witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any Borrower or any other Person that may be obligated to Agent or any Lender by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loan during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders in each jurisdiction in which any litigation, contest, dispute, suit, proceeding or action is commenced; provided, further, that no Person shall be entitled to reimbursement under this clause (iv) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(v)           any attempt to enforce any remedies of Agent or any Lender against one or both of Borrowers or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loan during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(vi)          any work-out or restructuring of the Loan during the pendency of one (1) or more Events of Default; and

(vii)         efforts to (i) monitor the Borrowers’ uses of Excess Cash, (ii) evaluate, observe or assess Borrowers or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, including, as to each of clauses (i) through (vi) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings; and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 13.3 all of which shall be payable, on demand, by Borrowers to Agent.

Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include:  fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.  Agent and Lenders agree to provide Borrowers with notice in the event that the Agent or the Lenders expects the fees, costs or expenses for which either of them are entitled to pursuant to this Section 13.3 to exceed $150,000.

Section 13.4                            No Waiver.

Any failure by Agent or any Lender, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Documents shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers shall be deemed to have been suspended or waived by Agent or any Lender, unless such suspension or waiver is by a written instrument signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

Section 13.5                            Remedies.

Agent’s and each Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including without limitation the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

Section 13.6                            Severability.

Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

Section 13.7                            Conflict of Terms.

Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

Section 13.8                            Confidentiality.

Agent and each Lender agree to use its respective commercially reasonable efforts (equivalent to the efforts that Agent or any Lender applies to maintaining the confidentiality of its respective confidential information) to maintain as confidential all confidential information provided to it by Borrowers and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent and each Lender in evaluating, approving, structuring or administering the Loan, (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) of this Section 13.8), (c) as required or requested by any Governmental Authority or reasonably believed by Agent or any Lender to be compelled by any court decree, subpoena or legal or administrative order or process, (d) as, on the advice (which need not be in writing) of Agent’s or any Lender’s counsel, required by law, (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or any Lender is a party, or (f) which ceases to be confidential through no fault of Agent or any Lender.

Section 13.9                            GOVERNING LAW.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS (AND IN ANY SUCH CASE, STRICTLY LIMITED TO THE EXTENT PROVIDED), IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS

SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND INTENDED TO BE PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY OF THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, HOWEVER THAT EACH OF THE PARTIES THERETO ACKNOWLEDGES THAT ANY APPEALS FROM ANY OF SUCH COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK AND, PROVIDED, FURTHER, HOWEVER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT OR ANY LENDER.  EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN SECTION 13.10 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

Section 13.10                     Notices.

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States

Mail as otherwise provided in this Section 13.10), (c) one (1) Business Days after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which communications shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrowers or Agent) designated below to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

Notice to Agent and to Cochran Road, LLC as Lender shall be addressed to:

Cochran Road, LLC
225 Broadway, Suite 1515
New York, New York 10007
Attention: Steven M. Golub
Facsimile: (212) 693-0090

with a copy to:

Sidley Austin Brown & Wood LLP
555 West 5th Street, Suite 4000
Los Angeles, CA  90013
Attention:  Gary J. Cohen, Esq.
Facsimile:  (213) 896-6600

Notices to Ravich Revocable Trust of 1989 as Lender shall be addressed to:

Ravich Revocable Trust of 1989

11766 Wilshire Boulevard, Suite 870

Los Angeles, California  90025
Attention:  Jess Ravich
Facsimile:  (310)-312-5658

Notices to Borrowers shall be addressed to:

PDS Gaming Corporation
6171 McLeod Drive
Las Vegas, Nevada 89120
Attention: Johan P. Finley
Facsimile: (702) 740-8692

Section 13.11                     Section Titles.

The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties hereto.

Section 13.12                     Counterparts.

This Agreement may be executed in any number of separate original or facsimile counterparts, each of which shall collectively and separately constitute one agreement.

Section 13.13                     WAIVER OF JURY TRIAL.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG EITHER AGENT, ANY LENDER AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATING HERETO AND THERETO.

Section 13.14                     Press Releases.

Each Borrower executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the names of Agent or any or each of its Affiliates or referring to this Agreement and any of the other Loan Documents without at least two (2) Business Days’ prior notice to Agent, as applicable, and without the prior written consent of Agent, as applicable, unless (and only to the extent that) such Borrower or Affiliate is required to do so under law and then, in any event, such Borrower or Affiliate will consult with Agent before issuing such press release or other public disclosure.  Each Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, subject to the approval of Borrowers, which approval shall not be unreasonably withheld or delayed.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements with Borrowers’ consent, which consent shall not be unreasonably withheld or delayed.

Section 13.15                     Reinstatement.

This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and this Agreement shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 13.16                     Successors and Assigns.

This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Borrower, Agent and each Lender and their respective successors and assigns (including, in the case of Borrowers, a debtor-in-possession on behalf of a Borrower), except as otherwise provided herein or therein.  No Borrower may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of Agent and Lenders shall be null and void ab initio.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Borrower, Agent and each Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any kind of any of the terms and provisions of this Agreement or any of the other Loan Documents.

Section 13.17                     Advice of Counsel.

Each of the parties hereto represents to each other party hereto that it has discussed this Agreement and each of the provisions, terms and conditions hereof, and, specifically, the provisions of Section 12.1, Section 13.9, Section 13.13 and Section 13.19 with its respective counsel.

Section 13.18                     No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 13.19                     Attorney-In-Fact.

(a)           Each Borrower hereby irrevocably appoints Agent as its attorney-in-fact, coupled with an interest, with full authority in the place and stead of each Borrower, and in the name of each Borrower or otherwise, from time to time after the occurrence of and during the continuation of an Event of Default, in Agent’s discretion, to take any action and to execute any instrument which Agent or Lenders may deem necessary or advisable to accomplish the purpose of this Agreement or any other Loan Document, including, without limitation, the following:  (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for monies due and to become due under or in respect of the Collateral; (ii) to receive, endorse, and collect (A) any SPV Equity, Investment Transaction Equity or other payments in respect of the Collateral, (B) any instruments made payable to any Borrower representing any dividend, payment of principal, interest, redemption price, purchase price or other distribution or payment in respect of the Blocked Account, or (C) any other instruments, documents and chattel paper received in connection with this Agreement or any other Loan Document; (iii) to file any claims, or take any action or institute any proceedings which Agent or Lenders shall deem necessary or desirable for the collection of any SPV Equity or Investment Transaction Equity in the event that Borrowers shall fail to do so, or otherwise to enforce the rights of Agent and Lenders with respect to this Agreement and the other Loan Documents; (iv) to execute and/or file any Uniform Commercial Code financing statements, continuation statements, or other filing, and any amendment thereof, relating to the Collateral (including the Blocked Account and the Excess Cash); (v) to give notice to any third parties which may be required to perfect Agent’s Lien, for the benefit of the Lender Group, in the Collateral (including the Blocked Account and the Excess Cash); and (vi) to register, purchase, sell, assign, transfer, pledge or take any other action with respect to any Collateral (including the Blocked Account and the Excess Cash) in accordance with this Agreement or, to the extent applicable, any other Loan Document.

(b)           Agent or Lenders may, from time to time, at their sole option, perform any act which Borrowers agree hereunder to perform which Borrowers shall fail to perform, and Agent and Lenders may from time to time take any other action which Agent or Lenders deem reasonably necessary for the maintenance, preservation or protection of any of the rights granted to Agent and Lenders hereunder.

(c)           The powers conferred on Agent and Lenders hereunder, other than the obligations expressly set forth in this Agreement, shall not impose upon Agent or Lenders any duty as to the Collateral (including the Blocked Account and the Excess Cash), or any responsibility for (i) ascertaining or taking action with respect to any matters relative to the Collateral (including the Blocked Account and the Excess Cash), whether or not Agent or Lenders have or are deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral (including the Blocked Account and the Excess Cash).

[Signature pages to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

Borrowers:

PDS GAMING CORPORATION

By:	/s/ Peter D. Cleary
Name:	Peter D. Cleary
Title:	President

PDS GAMING CORPORATION – NEVADA

By:	/s/ Peter D. Cleary
Name:	Peter D. Cleary
Title:	President

PDS GAMING CORPORATION – COLORADO

By:	/s/ Peter D. Cleary
Name:	Peter D. Cleary
Title:	President

PDS GAMING CORPORATION – MISSISSIPPI

By:	/s/ Peter D. Cleary
Name:	Peter D. Cleary
Title:	President

1

Agent:

COCHRAN ROAD, LLC

By:	/s/ Steven M. Golub
Name:	Steven M. Golub
Title:	Attorney-in-fact

Lender:

COCHRAN ROAD, LLC

By:	/s/ Steven M. Golub
Name:	Steven M. Golub
Title:	Attorney-in-fact

2

Lender:

RAVICH REVOCABLE TRUST OF 1989

By:	/s/ Jess M. Ravich
Name:	Jess M. Ravich
Title:	Trustee

3

Schedule 1
to
LOAN AGREEMENT

Lender Information

Lender	Loan Amount	Pro Rata Share	Account Information
Cochran Road, LLC	$5,102,041	83.33%	Citibank, NY ABA #: 021000089 Bear Stearns Securities Corp a/c 09253186 fbo: Cochran Road, LLC a/c 102-29382

Ravich Revocable Trust of 1989	$1,020,408	16.67%	The Bank of New York, New York, NY ABA#: 021000018 FTAO BNY Clearing Services LLC Acct#: 8900402148 For Further Credit to: Ravich Revocable Trust of 1989 Account #: 71397972

Schedule 2
to
LOAN AGREEMENT

Projected Route Net Cash Flow

[see attached]

Schedule 4.2
to
LOAN AGREEMENT

Executive Offices; Collateral Location; FEIN

Borrower	FEIN	Chief Executive Office	Collateral Locations
PDS Gaming Corporation	41-1605970	6171 McLeod Drive Las Vegas, NV 89120-4048	6171 McLeod Drive Las Vegas, NV 89120-4048

PDS Gaming Corporation – Nevada	88-0357859	6171 McLeod Drive Las Vegas, NV 89120-4048	6171 McLeod Drive Las Vegas, NV 89120-4048

PDS Gaming Corporation – Mississippi	72-1379221	6171 McLeod Drive Las Vegas, NV 89120-4048	6171 McLeod Drive Las Vegas, NV 89120-4048

PDS Gaming Corporation – Colorado	88-0433506	6171 McLeod Drive Las Vegas, NV 89120-4048	6171 McLeod Drive Las Vegas, NV 89120-4048

Schedule 4.5
to
LOAN AGREEMENT

Certain Indebtedness

Schedule 4.9
to
LOAN AGREEMENT

Outstanding Indebtedness

Exhibit A
to
LOAN AGREEMENT

Draft of 2004 Last-Out

[see attached]

Exhibit 2.1(a)
to
LOAN AGREEMENT

Form of Promissory Note

[see attached]

Exhibit 6.2
to
LOAN AGREEMENT

Exemplary Monthly Holdings Report

[see attached]

Exhibit 8.4(b)
to
LOAN AGREEMENT

Form of Non-Ordinary Course Withdrawal Certificate

The undersigned, in the undersigned’s capacity as duly appointed [                       ] of [each of] [PDS Gaming Corporation][PDS Gaming Corporation – Nevada][PDS Gaming Corporation – Colorado][PDS Gaming Corporation – Mississippi], hereby certifies in connection with that certain Loan Agreement, dated as of March 11, 2004 (as amended from time to time, the “Agreement”), and for the benefit of Cochran Road, LLC, in its capacity as Agent under the Agreement, and for the benefit of each other member of the Lender Group, as follows:

1.               Capitalized terms used in this certificate without definition have the meanings given to such terms in the Agreement.

2.               On [INSERT DATE], Borrower will withdraw $[                         ] from the Blocked Account (“Withdrawal Amount”), which Excess Cash will be used for [LIST EACH PURPOSE FOR WHICH EXCESS CASH WILL BE USED].

3.               [INSERT BRIEF DESCRIPTION OF THE NATURE OF THE OUT OF THE ORDINARY COURSE TRANSACTION]

4.               Each of the purposes listed in Section 2 of this certificate is a permitted use under Section 7.2 of the Agreement.

5.               After giving effect to the Withdrawal Amount, Borrowers shall have withdrawn no more than $50,000 in any single calendar quarter or $250,000 in the aggregate for a transaction or series of related transactions that are not in the ordinary course of each Borrower’s Business [include, if applicable pursuant to Section 8.4 of the Loan Agreement, an exclusion for the Specified Real Property Investment].

6.               After giving effect to the Withdrawal Amount, no less than the Minimum Excess Cash Balance shall be on deposit in the Blocked Account.

7.               After giving effect to the Withdrawal Amount, no Default or Event of Default shall have occurred or be continuing under the Agreement.

Date:	[	]	[INSERT BORROWER NAME]

By:
Name:
Title:

Exhibit 8.4(c)
to
LOAN AGREEMENT

Form of Ordinary Course Withdrawal Certificate

The undersigned, in the undersigned’s capacity as duly appointed [                        ] of [each of] [PDS Gaming Corporation][PDS Gaming Corporation – Nevada][PDS Gaming Corporation – Colorado][PDS Gaming Corporation – Mississippi], hereby certifies in connection with that certain Loan Agreement, dated as of March 11, 2004 (as amended from time to time, the “Agreement”), and for the benefit of Cochran Road, LLC, in its capacity as Agent under the Agreement, and for the benefit of each other member of the Lender Group, as follows:

1.               Capitalized terms used in this certificate without definition have the meanings given to such terms in the Agreement.

2.               On [INSERT DATE], Borrower will withdraw $[                         ] from the Blocked Account (“Withdrawal Amount”), which Excess Cash will be used for [LIST EACH PURPOSE FOR WHICH EXCESS CASH WILL BE USED].

3.               [INSERT BRIEF DESCRIPTION OF THE NATURE OF THE ORDINARY COURSE INVESTMENT]

4.               Each of the purposes listed in Section 2 of this certificate is a permitted use under Section 7.2 of the Agreement.

5.               The Investment for which such Excess Cash will be used is in the ordinary course of a Borrowers’ Business, consistent with past practices.

6.               After giving effect to the Withdrawal Amount, no less than the Minimum Excess Cash Balance shall be on deposit in the Blocked Account.

7.               After giving effect to the Withdrawal Amount, no Default or Event of Default shall have occurred or be continuing under the Agreement.

Date:	[	]	[INSERT BORROWER NAME]

By:
Name:
Title: